PROSPECTUS
                                                                       424(B)(1)
                                                              FILE NO. 333-91475

                               [5,886,416] SHARES

                             BITWISE DESIGNS, INC.

                                  COMMON STOCK

     We are registering (1) [3,646,999] shares of Bitwise's common stock, par value $.001, which will be issued upon the exercise of (a) 1,520,000 Series B Warrants; (b) 999,999 Series C Warrants; and (c) [1,127,000] privately issued common stock purchase warrants; (2) 666,667 shares of our common stock which will be issued upon the conversion of 50,000 shares of our Series B Preferred Stock; and (3) the resale of 1,572,750 shares held by certain selling shareholders.

     We will not receive any of the proceeds from the sale of the Shares by the Selling Security Holders.

     Bitwise's common stock is traded in the over-the counter market and is quoted on the Nasdaq SmallCap Market under the symbol "BTWS" and on the Pacific Stock Exchange under the symbol "BTWS". On [JANUARY 28, 2000], the closing price for the common stock as reported on Nasdaq was [$14.00].

 PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE [5] TO READ ABOUT CERTAIN FACTORS
           YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Shares of common stock, including the Shares underlying the Series B, Series C and Private Warrants [AND] the Shares issuable upon the conversion of the Series B Preferred Stock will be issued by Bitwise upon exercise or conversion by the holders of the warrants or preferred stock, or the transferees of the holders. The shares of common stock will be offered and sold from time to time by the Selling Security Holders and their transferees in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in [PRIVATELY] negotiated transactions.

                      Prospectus dated February 14, [2000]

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................     1
THE OFFERING................................................     3
SELECTED FINANCIAL DATA.....................................     4
RISK FACTORS................................................     5
USE OF PROCEEDS.............................................   [11]
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   [12]
DESCRIPTION OF BUSINESS.....................................   [20]
LEGAL PROCEEDINGS...........................................   [25]
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
  PERSONS...................................................   [25]
EXECUTIVE COMPENSATION......................................   [28]
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   [31]
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   [33]
SELLING SECURITY HOLDERS....................................   [34]
SELLING SECURITY HOLDERS AND TRANSACTIONS WITH SELLING
  SECURITY HOLDERS..........................................   [34]
DESCRIPTION OF SECURITIES...................................   [38]
EXPERTS.....................................................   [42]
DISCLOSURE OF COMMISSION ON INDEMNIFICATION FOR SECURITIES
  ACT LIABILITIES...........................................   [42]
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....   [43]
PLAN OF DISTRIBUTION........................................   [44]
ADDITIONAL INFORMATION......................................   [44]
FORWARD LOOKING STATEMENTS..................................   [45]

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and Bitwise's consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                             BITWISE DESIGNS, INC.

OUR BUSINESS

     Bitwise Designs, Inc., with our wholly-owned subsidiary, DJS Marketing Group, Inc., designs, assembles and distributes document imaging systems, computer systems and related peripheral equipment, components and accessories, and network and Internet services. We also recently established a majority-owned subsidiary named Authentidate.com, Inc. Authentidate will engage in a new business line of providing end users with a service which will:

     - accept and store electronic images from networks and personal computers throughout the world and from different operating systems via the Internet;

     - indelibly date and time stamp all electronic images received via the Internet;

     - allow for confirmation of acceptance of all e-mails sent through the system (notarized e-mail);

     - produce confirmations of receipt of e-mail by third parties;

     - certify transmission and receipt of electronic documents to facsimile machines around the world;

     - verify the authenticity of all captured digital images; and

     - allow for a secure payment system, including use of credit cards.

  Our Products and Services

     In developing and marketing our products and services, along with DJS, we primarily market the following different products and services:

     - THE DOCSTAR DOCUMENT IMAGING SYSTEM -- enables a user to scan paper documents onto an optical disk, hard disk drive or other storage medium. The DocStar product line consists of a personal computer, proprietary software and a scanner and can be utilized as a "stand-alone" system or as part of a network installation;

     - COMPUTER PRODUCTS AND INTEGRATION SERVICES -- we market personal computers and peripheral computer products which we purchase from many different suppliers. In addition, DJS, as a systems integrator, configures various computer hardware and peripheral products such as software together, to satisfy a customer's individual needs.

     - NETWORK SERVICES -- DJS also designs and installs network systems which involves network software being installed on a fileserver computer with less powerful computers sharing information from the fileserver. Applications that the network system provides include E-mail, accounting systems, word processing, communication and any other applications that require the sharing of information.

     - INTERNET/INTRANET DEVELOPMENT SERVICES -- Through DJS, we provide our customers with the ability to advertise products, provide news and stock market products, provide educational data bases, as well as one on one and Group Communications through the Internet or intranet. Our services include web page installation.

     - AUTHENTIDATE.COM -- Through Authentidate, we will provide a service allowing customers to time and date stamp all electronic images to verify authenticity. The service will be sold over the Internet.

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

  Our Approach to the Market

     In January 1996, we introduced, on a national level, the DocStar system. We believe that a broad spectrum of businesses and governmental agencies experience the problem of storage, management and security of paper documents. The DocStar product line is intended to provide a cost effective method of reducing the space necessary to store documents while granting a user the ability to instantly retrieve documents.

     DJS markets its products and services to a variety of customers, including corporations, schools, government agencies, manufacturers and distributors. In addition to the products and services noted above, DJS also provides accounting solutions, consultation, document management and video conferencing services. DJS also services the products it sells by employing factory trained computer technicians and network engineers.

     We anticipate that Authentidate will commence offering services through its Authentidate.Com Internet site within the next 30 to 60 days. We intend to market the Authentidate services through traditional print and media advertising and banner advertising and links on other Internet provider home pages. To date, Authentidate's operations have been limited to developing the technology for its services and home page [AND NEGOTIATING THE TERMS AND CONDITIONS OF MARKETING AND OPERATING THE AUTHENTIDATE.COM SITE WITH POTENTIAL JOINT VENTURERS].

  Our Offices

     We were initially organized in August 1985 and reincorporated under the laws of the state of Delaware in May 1992. Our executive offices are located at 2165 Technology Drive, Schenectady, New York 12308, our telephone number is
(518) 346-7799, and our Internet address is www.docstar.com.

                                  THE OFFERING

Common Stock Offered by the Selling Security
  Holders............................................  [5,886,416]
Common Stock Outstanding Prior to Offering(1)........  [12,149,154]
Common Stock Outstanding After the Offering(2).......  [18,035,570]
Use of Proceeds(3)...................................  Bitwise will not receive any proceeds from the sales of the Selling Shareholders. We
                                                       anticipate that proceeds received from the
                                                       exercise of any of privately issued Warrants
                                                       will be used for working general corporate
                                                       purposes. Please see "Use of Proceeds."
Nasdaq Smallcap Market Symbol (Common Stock):........  "BTWS"
Pacific Stock Exchange Symbol (Common Stock):........  "BTWS"

---------------
(1) Based on the number of shares actually outstanding as of [JANUARY 28, 2000].

    Unless otherwise specifically stated, information throughout this prospectus excludes as of [JANUARY 31, 2000]:

        - 3,000,000 shares of Common Stock reserved for issuance under our 1992 Employee Stock Option Plan, of which [1,802,225] shares have been reserved for currently outstanding options and [1,197,775] shares are available for future issuances, and

        - [150,000] shares of Common Stock reserved for currently outstanding options under our Directors Plan.

(2) This assumes the exercise of all of the Series B Warrants, Series C Warrants and Private Warrants for which underlying shares are being registered and the conversion of all shares of Series B Preferred Stock for which the Conversion Shares are hereby being registered.

(3) We will receive up to approximately [$7,587,961] in proceeds upon the exercise of all of the Series B Warrants, Series C Warrants (within 30 days of the effective date of this registration statement) and Private Warrants. We plan to use all such proceeds for working capital and general corporate purposes. Please see "Use of Proceeds."

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

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the Consolidated Financial Statements, including the related notes, and "Managements's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                 YEAR ENDED JUNE 30,
                                                      -----------------------------------------
                                                         1999           1998           1997
                                                      -----------    -----------    -----------
STATEMENT OF OPERATIONS DATA:
Net Sales...........................................  $17,094,765    $33,755,625    $53,109,469
Gross Profit........................................    5,615,468      8,092,566     10,006,736
Net (Loss)/Net Income...............................   (3,166,488)    (5,464,059)    (2,143,159)
Basic and Diluted Net(Loss)/Net Income Per Common
  Share.............................................        (0.43)         (0.74)         (0.30)
BALANCE SHEET DATA:
Current Assets......................................    9,857,681     12,138,995     13,622,171
Current Liabilities.................................    6,225,966      4,789,896      7,730,498
Working Capital.....................................    3,631,715      7,349,099      5,891,673
Total Assets........................................   14,484,984     14,708,454     18,924,765
Total Long Term Liabilities.........................    5,327,901(1)   3,975,000(2)       1,297
Stockholders' Equity................................    3,335,705      6,478,226     11,192,970

---------------
(1) Long-term liabilities excluding discount of $404,588.

(2) Long-term liabilities excluding discount of $534,668.

                                  RISK FACTORS

     The securities offered hereby are speculative in nature and involve a high degree of risk, including, but not limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors before making an investment decision.


IF WE CONTINUE TO FACE UNCERTAINTIES IN MARKETING THE DOCSTAR SYSTEM WE MAY CONTINUE TO LOSE MONEY.


     We face uncertainties in marketing the DocStar system and are losing money. We incurred losses of $3,166,488; $5,464,059 and $2,143,159 for the fiscal years ended June 30, 1999, 1998 and 1997[, RESPECTIVELY]. Furthermore, for the last three years we have been expanding our marketing and sales efforts of the DocStar line of document imaging systems which has led to increased costs associated with the product line. We have also been investing in new technologies, namely Authentidate.com. We will continue to incur these costs in the future as we attempt to increase market awareness and sales of DocStar and Authentidate.com. Our prospects should be considered in light of the difficulties frequently encountered in connection with the establishment of a new business line and the competitive environment in which we operate. There can be no assurance that we will be able to achieve profitable operations in future operating periods.


WE HAVE LIMITED WORKING CAPITAL AND MAY NEED ADDITIONAL FUNDS TO FINANCE FUTURE OPERATION.


     Our capital requirements have been and will continue to be significant. We have been substantially dependent upon public offerings and private placements of our securities and on short-term and long-term loans from lending institutions to fund such requirements. We are expending significant amounts of capital to promote and market DocStar and due to these expenditures, have incurred significant losses to date. [AS OF DECEMBER 31, 1999 WE HAD $6,536,138 OF AVAILABLE CASH AND CASH EQUIVALENTS.] In the future, we will need additional funds from loans and/or the sale of equity securities. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. In the event such funds are not available, we may be forced to curtail operations, or, in an extreme situation, cease operations.


SINCE WE HAVE PREVIOUSLY GRANTED SECURITY INTERESTS ON MOST OF OUR ASSETS, OUR CREDITORS MAY BE ABLE TO FORECLOSE ON OUR ASSETS.


     We have granted security interests with respect to substantially all of our assets to secure certain of our indebtedness, which will continue following this offering. In the event of a default by us on our secured obligations, a secured creditor could declare our indebtedness to be immediately due and payable and foreclose on the assets securing the defaulted indebtedness. Moreover, to the extent that all of our assets continue to be pledged to secure outstanding indebtedness, such assets will not be available to secure additional indebtedness. Our line of credit for $1,500,000 was recently terminated by our lender as a result of our not being in compliance with all of its loan covenants. On June 30, 1999 the balance of the line of credit was approximately $1,300,000. On October 1, 1999, we entered into an agreement with the lender to extend repayment of the outstanding balance until September 30, 2000. We were required to make a partial payment to the lender of $600,000 on October 4, 1999 for the repayment of the remaining balance from the proceeds of our recently completed private offering. The remaining balance is being paid in weekly installments over one year with interest at prime plus 4%. Our President, John Botti, also agreed to guarantee repayment of the loan balance. The line of credit is secured by our account receivables and inventory, and does not include our new office building which is secured by a mortgage. We are attempting to locate a new lender for our inventory financing. There can be no assurance that we will be successful in its efforts to obtain alternative inventory financing, and the failure to obtain inventory financing may have an adverse material effect upon our operations.


OUR PRODUCTS MAY NOT BE ACCEPTED BY OUR CONSUMERS WHICH WOULD SERIOUSLY HARM OUR OPERATIONS.


     Although we introduced our DocStar imaging system products on a national level in January 1996, demand and market acceptance for the DocStar imaging system remains subject to a high level of uncertainty. Achieving widespread acceptance of this product line will continue to require substantial marketing efforts and the expenditure of significant funds to create brand recognition and customer demand for such products. There can be no assurance that adequate marketing arrangements will be made for such products. The Authentidate.com product line is a brand new product line with no sales to date. We expect to commence sales in this product line in the next 30-60 days over the Internet. Moreover, there can be no assurance that these products will ever achieve widespread market acceptance or increased sales or that the sale of such products will be profitable.


IF WE CANNOT CONTINUOUSLY ENHANCE OUR PRODUCTS IN RESPONSE TO RAPID CHANGES IN THE MARKET, OUR BUSINESS WILL BE HARMED.


     The computer industry and Internet services industry are characterized by extensive research and development efforts which result in the frequent introduction of new products which render existing products obsolete. Our ability to compete successfully in the future will depend in large part on our ability to maintain a technically competent research and development staff and our ability to adapt to technological changes in the industry and enhance and improve existing products and successfully develop and market new products that meet the changing needs of our customers. Although we are dedicated to continued research and development of our products with a view towards offering products with the most advanced capabilities, there can be no assurance that we will be able to continue to develop new products on a regular basis which will be competitive with products offered by other manufacturers. At the present time, we do not have a targeted level of expenditures for research and development. We will evaluate all opportunities but believe the majority of our research and development will be devoted to enhancements of our existing products.

     Technological improvements in new products that we and our competitors offer, which, among other things, results in the rapid decline of the value of inventories, as well as the general decline in the economy and other factors, have resulted in recent declines in retail prices for computer products. As competitive pressures have increased, many companies have ceased operation and liquidated inventories, further increasing downward pricing pressure. Such declines have, in the past, and may in the future, reduce our profit margins.


WE DO NOT HAVE PATENTS ON ALL THE TECHNOLOGY WE USE WHICH COULD HARM OUR COMPETITIVE POSITION.


     We do not currently hold any patents and the technology embodied in our current products cannot be patented. We (1) have a patent pending for the innovative technology underlying the Authentidate business plan that can verify the authenticity of digital images by employing a secure clock to stamp the date and time on each image captured and (2) have registered as trademarks the logo "BitWise Designs," "DocStar" and "Authentidate". We rely on confidentiality agreements with our key employees to the extent we deem it to be necessary. We further intend to file a patent application for any new products we may develop, to the extent any technology included in such products is patentable, if any. There can be no assurance that any patents in fact, will be issued or that such patents will be effective to protect our products from duplication by other manufacturers. In addition, there can be no assurance that any patents that may be issued will be effective to protect our products from duplication by other developers.

     Other companies operating within our business segment may independently develop substantially equivalent proprietary information or otherwise obtain access to the our know-how. In addition, there can be no assurance that we will be able to afford the expense of any litigation which may be necessary to enforce its rights under any patent. Although we believe that the products we sell do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has or may occur.

     In the event that products we sell are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products or obtain a license for the manufacture and/or sale of such products. There can be no assurance that, in such an event, we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business. Moreover, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if our products or proposed products are deemed to infringe upon the patents or proprietary rights of others, we could, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business.


WE DEPEND ON OTHERS FOR COMPONENTS OF OUR PRODUCTS WHICH MAY RESULT IN DELAYS AND QUALITY-CONTROL ISSUES.


     We do not own or lease any manufacturing facilities and do not manufacture any of the component parts for our products. Rather, we purchase all of these components from unaffiliated suppliers. All of our products are assembled at our facilities. We believe that at the present time we have sufficient sources of supply of component parts, and that in the event any existing supplier ceases to furnish component parts to us, alternative sources are available. However, there can be no assurance that the future production capacity of our current suppliers and manufacturers will be sufficient to satisfy our requirements or that alternate suppliers and manufacturers will be available on commercially reasonable terms, or at all. Further, there can be no assurance that the availability of such supplies will continue in the future.


IF OUR PRODUCTS ARE NOT COMPETITIVE, OUR BUSINESS WILL SUFFER.


     Along with our subsidiaries, we are engaged in the highly competitive businesses of manufacturing and distributing document imaging systems, computer hardware and software as well as technical support services for such products. The document imaging business is competitive and we compete with major manufacturers such as Sharp, Panasonic and Mita. All of these companies have substantially more experience, greater sales, as well as greater financial and distribution resources than do we. We also compete with many independent imaging software companies, smaller than those mentioned, many of which also have substantially greater sales, financial resources and experience than us. The most significant aspects of competition are the quality of products, including advanced capabilities, and price. There can be no assurance that we can effectively continue to compete in the future.

     Our subsidiary, DJS, is engaged in the highly competitive business of systems integration, computer services and computer reselling. DJS competes with many small and local companies which provide similar technical services to those offered by DJS. Additionally, DJS must compete with other computer resellers, many of whom have greater financial and technical resources. There can be no assurance that DJS will be able to compete successfully with these competitors.


IF WE LOSE OUR PRESIDENT, OUR BUSINESS MAY BE HARMED.


     Our success is largely dependent upon the services of our Chairman of the Board and President, John T. Botti. The loss of his services would have a material adverse affect on our business and prospects. We have entered into a five-year employment agreement with Mr. Botti expiring in June 2000. We haves obtained, for our benefit, "key man" life insurance in the amount of $1,000,000 on Mr. Botti's life.


IF WE CANNOT INTEGRATE THE OPERATIONS FROM OUR PREVIOUS AND FUTURE ACQUISITIONS, OUR BUSINESS AND OPERATION WILL BE HARMED.


     As part of our business strategy, we have completed and expect to enter into additional business combinations and acquisitions. Acquisition transactions are accompanied by a number of risks, including, among others:

     - The difficulty of assimilating the operations and personnel of the acquired companies;

     - The potential disruption of our ongoing business;

     - The inability of management to maximize our financial and strategic position through the successful incorporation of acquired technology with our products;

     - Expenses associated with the transactions;

     - Additional expenses associated with amortization of intangible assets;

     - The difficulty of maintaining uniform standards, controls, procedures and policies;

     - The impairment of relationships with employees and customers as a result of any integration of new management personnel; and

     - The potential unknown liabilities associated with acquired businesses.

     Our failure to adequately address these issues could have a material adverse effect on our business, results of operations and financial condition.

     We may at times become involved in discussions with potential acquisition candidates. Accordingly, we may use a portion of the proceeds of this offering which may be realized upon the exercise of the Warrants in connection with the acquisitions of compatible product lines and businesses. However, there can be no assurance that we will identify and/or consummate an acquisition, or that such acquisitions, if completed, will be profitable. Further, there can be no assurance that our cash flow, will be sufficient to finance any acquisitions.

     In addition, should we consummate an acquisition, such acquisition could have an adverse affect on our liquidity and earnings. We are currently not considering any acquisition and we cannot give any assurances that any business acquisition opportunities may be obtained in the future or if obtained, may be negotiated on terms favorable to us.


SINCE WE HAVE NOT PAID DIVIDENDS ON OUR COMMON STOCK, YOU MAY NOT RECEIVE INCOME FROM AN INVESTMENT IN US.


     We have not paid any dividends on our Common Stock since our inception and do not contemplate or anticipate paying any dividends on our Common Stock in the foreseeable future. Earnings, if any, will be used to finance the development and expansion of our business.


IF OUR COMMON STOCK IS DELISTED FROM NASDAQ, LIQUIDITY IN OUR COMMON STOCK MAY BE AFFECTED.


     Our Common Stock is listed for trading on the Nasdaq SmallCap Market. In order to continue to be listed on Nasdaq, however, we must meet certain criteria[,] including one of the following:

     - maintaining $2,000,000 in net tangible assets or

     - having a market capitalization of at least $35,000,000 or

     - having net income of $500,000.

In addition, the minimum bid price of our Common Stock must be at least $1.00 per share and the market value of the public float must be at least $1,000,000. [ON JANUARY 31, 2000, OUR BID PRICE WAS $13.50. THE DILUTION TO OUR SHAREHOLDERS WHICH COULD BE CAUSED BY THE WIDESPREAD CONVERSION OF THE SERIES B PREFERRED STOCK COULD CAUSE THE PER SHARE VALUE OF OUR COMMON STOCK TO DROP BELOW THE MINIMUM BID OF $1.00 REQUIRED FOR CONTINUED LISTING.]

     As of June 30, 1999, we had net tangible assets of $1,994,000 and did not satisfy the requirements for market capitalization or net income. As of [DECEMBER 31], 1999, we had net tangible assets of approximately [$17,809,148]. The failure to meet Nasdaq maintenance criteria may result in the delisting of the our Common Stock from Nasdaq, and trading, if any, in our securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

     Although we anticipate that our Common Stock will continue to be listed for trading on Nasdaq, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share on the date the Common Stock was delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell their securities in the secondary market.


WE MAY BE HELD IN VIOLATION OF CERTAIN OF NASDAQ'S CORPORATE GOVERNANCE RULES AND MAY BE DELISTED, WHICH WOULD AFFECT THE LIQUIDITY OF OUR COMMON STOCK.



     We are subject to Nasdaq's corporate governance rules, including Stock Market Rule 4310(c)(25)(i)(b), which requires the prior approval of stockholders of a private placement of more than 20% of the outstanding shares. Because our Series B Preferred Stock was issued without prior shareholder approval and may be convertible into more than 20% of our outstanding shares of common stock after October 5, 2002, we may be in violation of this rule, and may be delisted from the Nasdaq Small Cap Market. Such delisting could adversely affect the market price and liquidity of our common stock.


[OUR PREFERRED STOCK FINANCING MAY RESULT IN DILUTION TO OUR COMMON
SHAREHOLDERS.

     DILUTION OF THE PER SHARE VALUE OF OUR COMMON SHARES COULD RESULT FROM THE CONVERSION OF MOST OR ALL OF THE SERIES B PREFERRED STOCK WE SOLD IN A PRIVATE PLACEMENT IN OCTOBER 1999. HOLDERS OF OUR SERIES B PREFERRED STOCK MAY CONVERT THESE SHARES INTO SHARES OF OUR COMMON STOCK AT A CONVERSION PRICE OF $1.875 BEGINNING ONE YEAR AFTER THE ISSUANCE OF THE SERIES B PREFERRED STOCK. HOWEVER, AFTER THREE YEARS FROM THE CLOSING, THE CONVERSION PRICE IS SUBJECT TO A FLOATING RATE EQUAL TO THE LOWER OF $1.875 OR THE AVERAGE OF THE CLOSING BID AND ASKED PRICES OF OUR COMMON STOCK FOR THE IMMEDIATELY PRECEDING TEN CONSECUTIVE TRADING DAYS ENDING ONE DAY PRIOR TO THE NOTICE OF CONVERSION.


     THE FOLLOWING CHART PRESENTS THE MAXIMUM NUMBER OF COMMON SHARES ISSUABLE ON CONVERSION OF THE SERIES B PREFERRED STOCK BASED ON DIFFERENT CONVERSION RATES.] WHILE WE EXPECT TO ISSUE A MAXIMUM OF 666,667 SHARES OF COMMON STOCK UPON CONVERSION OF THE SERIES B PREFERRED STOCK DURING THE FIRST THREE YEARS FOLLOWING THE PRIVATE PLACEMENT, WE COULD ISSUE A SIGNIFICANTLY GREATER NUMBER OF COMMON SHARES UPON CONVERSION OF THE SERIES B PREFERRED STOCK AFTER OCTOBER 5, 2002, WHEN THE FLOATING CONVERSION RATE IS TRIGGERED.



                                            MAXIMUM NUMBER
                                                  OF          PERCENTAGE OF TOTAL
                                           SHARES OF COMMON    SHARES OF COMMON
  [CONVERSION PERIOD     CONVERSION RATE    STOCK ISSUABLE     STOCK OUTSTANDING
  ------------------     ---------------   ----------------   -------------------
10/5/1999 - 10/5/2000       N/A                       0                 0
10/6/2000 - 10/5/2002        $1.875             666,667               4.9%
10/6/2002 -                  $1.875             666,667               4.9%
10/6/2002 -                  $1.50              833,333               6.1%
10/6/2002 -                  $1.00            1,250,000               8.9%
10/6/2002 -                  $0.75            1,666,667              11.5%]


     [REGARDLESS OF THE DATE OF EXERCISE, DILUTION COULD OCCUR FROM THE WIDESPREAD CONVERSION OF THE SERIES B PREFERRED STOCK. THE FOLLOWING SCENARIOS COULD RESULT IN DILUTION TO OUR COMMON SHAREHOLDERS:

     - IN EITHER PERIOD, THE CONVERSION PRICE COULD BE LOWER THAN THE ACTUAL TRADING PRICE ON THE DAY OF CONVERSION. THIS COULD RESULT IN THE HOLDER IMMEDIATELY SELLING ALL OF ITS CONVERTED COMMON SHARES, WHICH WOULD HAVE A DILUTIVE EFFECT ON THE VALUE OF THE OUTSTANDING COMMON SHARES.

     - AFTER THREE YEARS, IF THE AVERAGE TRADING PRICE FALLS BELOW $1.875, THE LOWER THE AVERAGE TRADING PRICE, THE GREATER THE NUMBER OF COMMON SHARES THAT A HOLDER OF OUR SERIES B PREFERRED STOCK WILL RECEIVE UPON CONVERSION. THIS MIGHT FURTHER ENCOURAGE THE HOLDERS OF THE SERIES B PREFERRED STOCK TO COVERT

       THEIR SHARES INTO COMMON SHARES. THE INCREASED NUMBER OF COMMON SHARES WOULD FURTHER DEPRESS THE AVERAGE TRADING PRICE OF OUR COMMON STOCK.

     - THE SIGNIFICANT DOWNWARD PRESSURE ON THE TRADING PRICE OF OUR COMMON STOCK AS SERIES B PREFERRED STOCK HOLDERS CONVERTED THESE SECURITIES AND SELL THE COMMON SHARES RECEIVED ON CONVERSION COULD ENCOURAGE SHORT SALES BY THE HOLDERS OF SERIES B PREFERRED STOCK OR OTHER SHAREHOLDERS. THIS WOULD PLACE FURTHER DOWNWARD PRESSURE ON THE TRADING PRICE OF OUR COMMON STOCK. EVEN THE MERE PERCEPTION OF EVENTUAL SALES OF COMMON SHARES ISSUED ON THE CONVERSION OF THE SERIES B PREFERRED STOCK COULD LEAD TO A DECLINE IN THE TRADING PRICE OF OUR COMMON STOCK.]


WE HAVE SOLD RESTRICTED SHARES WHICH MAY DEPRESS OUR STOCK PRICE WHEN IT IS SELLABLE UNDER RULE 144.


     Approximately 5,923,472 shares of Common Stock currently outstanding, including the 4,891,666 Shares being registered for resale pursuant to this Prospectus, may be deemed "restricted securities" as that term is defined under the Securities Act of 1933 (the "Act"), and in the future, may be sold pursuant to a registration under the Act, in compliance with Rule 144 under the Act, or pursuant to another exemption therefrom. Rule 144 provides, that, in general, a person holding restricted securities for a period of one year may, every three months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent of our then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of ours and was not an affiliate at any time during the 90 day period prior to sale and who has satisfied a two year holding period. Sales of our Common Stock by certain present stockholders under Rule 144 may, in the future, have a depressive effect on the market price of our securities. In addition, the sale of shares by officers and directors and other affiliated shareholders, may also have a depressive effect on the market for our securities.

OUR OUTSTANDING OPTIONS AND WARRANTS MAY DEPRESS OUR STOCK PRICE.

     As of [JANUARY 31, 2000], there were outstanding immediately exercisable stock options to purchase an aggregate of [1,802,225] shares of Common Stock at exercise prices ranging from $0.34 to [$7.50] per share, and outstanding immediately exercisable warrants to purchase an aggregate of [4,328,850] shares of Common Stock at exercise prices ranging from $.69 to [$11.25] per share, including the Shares underlying the Series B Warrants and the Private Warrants being registered for resale pursuant to this Prospectus. In addition, there are outstanding 50,000 shares of our Series B Preferred Stock, which is convertible into an aggregate of 666,667 Shares of Common Stock. These Conversion Shares are also being registered for resale pursuant to this Prospectus. To the extent that outstanding stock options and warrants are exercised or the Series B Preferred Stock is converted, dilution to our shareholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options and warrants can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise and conversion terms provided by the outstanding options, warrants and preferred stock.


IF WE CANNOT OFFSET FUTURE TAXABLE INCOME OUR TAX LIABILITIES WILL INCREASE.


     At June 30, 1999, [THE DATE OF OUR MOST RECENT FISCAL YEAR END,] we had net operating loss carryforwards ("NOLS") for federal income tax purposes of approximately $13,000,000 available to offset future taxable income. Under
Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLS is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. Use of our NOLS could also be limited as a result of grants of stock options under stock option plans and other events. In the event we achieve profitable operations, any significant limitation on the utilization of NOLS would have the effect of increasing our current tax liability.

SINCE THE HOLDERS OF OUR OUTSTANDING SERIES A PREFERRED STOCK CONTROL OUR BOARD OF DIRECTORS, OTHER SHAREHOLDERS MAY NOT BE ABLE TO INFLUENCE OUR DIRECTORS.


     Our Certificate of Incorporation authorizes our Board of Directors to issue up to 5,000,000 shares of Preferred Stock, from time to time, in one or more series. The Board of Directors is authorized, without further approval of the stockholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of Preferred Stock. We previously established 200 shares of Series A Preferred Stock which are owned by John Botti and Ira Whitman, our founders and officers. The Series A Preferred Stock entitles the holders to elect a majority of the Board of Directors. The existence of such stock could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

     Some of the Shares being registered will be acquired from us upon the exercise of currently outstanding Series B, Series C and Private Warrants. We would receive approximately [$7,587,961] in proceeds if all of the Series B, Series C (if exercised within 30 days from the effective date of this registration statement) and Private Warrants are exercised. We plan to use all proceeds generated from the exercise of warrants for working capital and general corporate purposes. We will receive none of the proceeds from the sale of the Shares.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following analysis of our results of operations and financial condition should be read in conjunction with our Financial Statements, including the notes thereto, contained elsewhere in this Prospectus.

RESULTS OF OPERATIONS

  Fiscal Year 1999 Compared to Fiscal Year 1998

     We realized a consolidated net loss of $3,166,488 ($.43 per share) compared to a consolidated net loss of $5,464,059 ($.74 per share) for the fiscal years ended June 30, 1999 and 1998, respectively. Consolidated net sales totaled $17,094,765 and $33,755,625 for the fiscal years ended June 30, 1999 and 1998, respectively. During the fourth quarter of 1999, we recorded an adjustment increasing the net loss for sales made with the right of return by approximately $1,350,000 for which income will not be recognized until sale of the product by the customer. Additionally, a reserve of approximately $186,000 was recorded for claims arising from the sale of SST.

     The consolidated sales decrease is due to the sale of one of our subsidiaries, System Solutions Technology, Inc. in June 1998 and reductions in DocStar sales. SST had sales of $13,915,029 for the fiscal year ended June 30, 1998. Bitwise sales of the DocStar product line were $7,674,451 and $9,002,203 for fiscal years ended June 30, 1999 and 1998, respectively. In addition, we had returnable sales of $3,829,052 which were not recognized as sales. These returnable sales will be recognized when the customers accept the sales as final. Sales by our subsidiary DJS Marketing Group, Inc., were $9,536,994 and $11,219,497 for the fiscal years ended June 30, 1999 and 1998, respectively.

     Our net loss improvement is due to a combination of a reduction in Bitwise operating costs and increase in profits from DJS. DJS realized a reduction in sales, however profits increased due to an increase in gross profit margins as DJS shifted its business from hardware sales to a business model that produced more service revenue such as network and Internet services in addition to hardware sales. DJS was also able to reduce operating costs.

     Consolidated gross profit for the fiscal years ended June 30, 1999 and 1998 was $5,615,468 and $8,092,566, respectively. This reduction is mainly due to the sale of SST in June 1998. The consolidated profit margin was 32.8% and 24.0% for the fiscal years ended June 30, 1999 and 1998, respectively. Gross profit margin is defined as gross profit as a percentage of sales. The increase in gross profit margin is due to the sale of SST. Bitwise and its DocStar product has significantly higher gross profit margins than products and services provided by both SST and DJS.

     Selling, general and administrative expenses (S,G&A) consist of all our other expenses except product development costs and interest. S,G&A expenses amounted to $7,765,234 and $12,251,515 for the fiscal years ended June 30, 1999 and 1998, respectively. S,G&A expenses decreased as a result of the sale of SST, which incurred S,G&A expenses of $2,891,409 for the fiscal year ended June 30, 1998. The remainder of the decrease is due to cost cutting by Bitwise and DJS.

     As a percentage of sales, S,G&A costs increased from 36.3% in 1998 to 45.4% in 1999. This increase is due to the sale of SST. Bitwise historically has had higher S,G&A expenses than any of the subsidiary companies because of its organization structure which includes sales, training and service personnel stationed around the country to serve the national dealer network. This has resulted in high payroll and travel and living expenses. In addition, Bitwise incurs significant advertising and marketing costs to market DocStar nationally. The subsidiaries typically sell in a localized area and only employ personnel in their local region and incur minimal advertising and marketing costs.

     Interest expense totaled $630,396 and $939,595 for fiscal years ended June 30, 1999 and 1998, respectively. The decrease is due to the sale of SST which incurred $202,198 of interest expense during the fiscal year ended June 30, 1998. The decrease was also due to lower borrowing levels for DJS offset by higher borrowing levels for Bitwise. Interest rates decreased during the fiscal year ended June 30, 1999 compared to the prior year.

     Product development expenses, excluding capitalized costs and including amortization of capitalized costs relate to software development for the DocStar product line incurred by Bitwise. These costs increased from $230,652 to $248,801 for the fiscal years ended June 30, 1998 and 1999, respectively. Bitwise has a policy of capitalizing qualified software development costs and amortizing those costs over three years as product development expense.

  Fiscal Year 1998 Compared to Fiscal Year 1997

     We realized a consolidated net loss of $5,464,059, $.74 per share compared to $2,143,159, $.30 per share for the years ended June 30, 1998 and 1997, respectively. Consolidated net sales totaled $33,755,625 and $53,109,469 for the years ended June 30, 1998 and 1997, respectively. During the fourth quarter, we recognized some unusual expenses, including the loss on the sale of SST ($256,000), an increase in the reserves for obsolete inventory ($588,000), and an increase in the allowance for bad debts ($170,000). In addition, net sales for the fourth quarter 1998 aggregated $5,708,000, approximately $6,600,000 below net sales for the fourth quarter 1997.

     The sales decrease is due to the sale of ESI in April 1997. During the fiscal year ended June 30, 1997 ESI had sales of $17,156,187. The sales decrease is offset somewhat by the growth in our DocStar product line. DocStar sales totaled $9,002,203 for the year ended June 30, 1998 compared to $7,792,125 for the prior year.

     Gross profit for the fiscal year ended June 30,1998 was $8,092,566 compared to $10,006,736 for the prior year. The gross profit margin was 24.0% and 18.8% for years ended June 30, 1998 and 1997, respectively. The gross profit margin increased in fiscal 1998 compared to the prior year due to the growth of our DocStar product line which has significantly higher margins than our other product lines. Additionally, the sale of ESI resulted in a lower gross profit.

     Selling, general and administrative expenses ("S,G&A") consist of all our other expenses except product development costs and interest. S,G&A expenses amounted to $12,251,515 and $11,834,173 for the years ended June 30, 1998 and 1997, respectively. S,G&A expenses increased mainly due to increased selling and marketing expenses for the DocStar product line. The increase was offset somewhat by the sale of ESI. There were also increases in S,G&A expenses in our other divisions as well.

     As a percentage of sales, S,G&A costs increased from 22.3% to 36.3% from fiscal 1997 to fiscal 1998. Our DocStar product line has not yet achieved sufficient sales volume to cover all S,G&A expenses and thereby generate a profit.

     Interest expenses totaled $939,595 and $444,918 for the years ended June 30, 1998 and 1997, respectively. The increase in interest costs is due to the issuance of $4 million of convertible notes in August 1997. The increase is also due to increased borrowing on our lines of credit during the year. Interest rates increased slightly compared to the prior year.

     Product development expenses relate primarily to software development of our DocStar product line and increased from $176,539 to $230,652 for the year ended June 30, 1998 compared to the prior year. We have a policy of capitalizing software development costs and amortizing those costs over three years as product development expense.

  [THREE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1998

     WE REALIZED A CONSOLIDATED NET LOSS OF $1,107,490 ($.15 PER SHARE) FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO A CONSOLIDATED NET LOSS OF $348,211 ($.05 PER SHARE) FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998. WE HAD CONSOLIDATED NET SALES OF $3,071,766 AND $5,415,527 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998, RESPECTIVELY.

     THE CONSOLIDATED SALES DECREASE FOR THE QUARTER ENDED SEPTEMBER 30, 1999 IS PRIMARILY DUE TO A DECLINE IN SALES OF DOCSTAR DOCUMENT IMAGING SYSTEMS DUE TO WEAK DEALER DEMAND DURING THE QUARTER.

     CONSOLIDATED GROSS PROFIT FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 WAS $589,443 AND $1,898,224, RESPECTIVELY. THIS REDUCTION IS DUE TO THE DECREASE IN SALES OF DOCUMENT IMAGING SYSTEMS. THE CONSOLIDATED PROFIT MARGIN WAS 19.2% AND 35.1% FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998, RESPECTIVELY. GROSS PROFIT MARGIN IS DEFINED AS GROSS PROFIT AS A PERCENTAGE OF SALES. THE DECREASE IN GROSS PROFIT MARGIN IS DUE THE REDUCTION IN DOCSTAR SALES BECAUSE FIXED OVERHEAD COSTS REPRESENT A LARGER PERCENTAGE OF SALES WHEN SALES DECLINE.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES CONSIST OF ALL OF OUR OTHER EXPENSES EXCEPT PRODUCT DEVELOPMENT COSTS AND INTEREST. THESE EXPENSES AMOUNTED TO $1,437,510 AND $2,086,754 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998, RESPECTIVELY. THESE EXPENSES DECLINED AS A RESULT OF COST CUTTING ON DOCSTAR, WHICH WAS OFFSET SOMEWHAT BY SPENDING ON AUTHENTIDATE.COM, INC., OUR NEW INTERNET COMPANY.

     AS A PERCENTAGE OF SALES, SELLING, GENERAL AND ADMINISTRATIVE COSTS INCREASED FROM 38.5% FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 TO 46.8% FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999. THIS INCREASE IS DUE TO THE FACT THAT SALES DECLINED AND DURING THE QUARTER THESE EXPENSES REPRESENTED A LARGER PERCENTAGE OF A SMALLER SALES AMOUNT.

     INTEREST EXPENSE INCREASED FROM $150,910 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 TO $192,979 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999. THE INCREASE WAS DUE TO HIGHER BORROWING LEVELS. INTEREST RATES DECREASED SLIGHTLY DURING THE THREE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THE SAME PERIOD LAST YEAR.

     PRODUCT DEVELOPMENT EXPENSES, EXCLUDING CAPITALIZED COSTS AND INCLUDING AMORTIZATION OF CAPITALIZED COSTS, RELATE TO SOFTWARE DEVELOPMENT FOR THE DOCSTAR AND AUTHENTIDATE PRODUCT LINES INCURRED BY BITWISE. THESE COSTS REMAINED ABOUT THE SAME AT $64,547 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND $68,278 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998. WE HAVE A POLICY OF CAPITALIZING QUALIFIED SOFTWARE DEVELOPMENT COSTS AND AMORTIZING THOSE COSTS OVER THREE YEARS AS PRODUCT DEVELOPMENT EXPENSE.

  THREE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1997

     WE REALIZED A CONSOLIDATED NET LOSS OF $348,211 ($.05 PER SHARE) AND $512,556 ($.07 PER SHARE) FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997, RESPECTIVELY. THE COMPANY HAD CONSOLIDATED NET SALES OF $5,415,527 AND $9,368,855 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997, RESPECTIVELY.

     THE CONSOLIDATED SALES DECREASE IS DUE TO THE SALE OF ONE OF OUR SUBSIDIARIES, SYSTEM SOLUTIONS TECHNOLOGY, INC. IN JUNE 1998. SYSTEM SOLUTIONS HAD SALES OF $4,363,597 FOR THE QUARTER ENDED SEPTEMBER 30, 1997. OUR REMAINING BUSINESSES EXPERIENCED A COMBINED INCREASE IN SALES OF $410,269 FOR THE QUARTER ENDED SEPTEMBER 30, 1998 COMPARED TO THE PRIOR YEAR. OUR SALES OF THE DOCSTAR PRODUCT LINE EXPERIENCED A 34% INCREASE IN SALES FROM $2,220,156 FOR THE QUARTER ENDED SEPTEMBER 30, 1997 TO $2,965,970 FOR THE QUARTER ENDED SEPTEMBER 30, 1998. FOR OUR SUBSIDIARY DJS MARKETING GROUP, INC., SALES DECREASED FROM $2,785,102 FOR THE QUARTER ENDED SEPTEMBER 30, 1997 TO $2,449,557 FOR THE QUARTER ENDED SEPTEMBER 30, 1998.

     THE CURRENT QUARTER LOSS IS DUE TO LOSSES INCURRED BY BITWISE AND THE DOCSTAR PRODUCT LINE. DJS HOWEVER, REALIZED A PRE-TAX PROFIT OF $75,520 FOR THE QUARTER ENDED SEPTEMBER 30, 1998 COMPARED TO $23,735 FOR THE SAME PERIOD LAST YEAR. WE INCURRED A PRE-TAX LOSS OF $423,231 FOR THE QUARTER ENDED SEPTEMBER 30, 1998 COMPARED TO A PRE-TAX LOSS OF $760,131 FOR THE SAME PERIOD LAST YEAR. THE DOCSTAR PRODUCT LINE HAS NOT YET ACHIEVED SUFFICIENT SALES VOLUME TO GENERATE A PROFIT. WE EXPECT TO INCUR ADDITIONAL LOSSES IN THE SHORT-TERM UNTIL WE ACHIEVE A HIGHER MARKET ACCEPTANCE RESULTING IN HIGHER SALES LEVELS.

     CONSOLIDATED GROSS PROFIT FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997, WAS $1,898,224 AND $2,550,825, RESPECTIVELY. THE CONSOLIDATED PROFIT MARGIN WAS 35.1% FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO 27.2% FOR THE SAME PERIOD LAST YEAR. GROSS PROFIT MARGIN IS DEFINED AS GROSS PROFIT AS A PERCENTAGE OF SALES. THE INCREASE IN GROSS PROFIT MARGIN IS DUE TO THE SALE OF SYSTEMS SOLUTIONS AND THE

CONTINUED GROWTH OF BITWISE AND OUR DOCSTAR PRODUCT WHICH HAS SIGNIFICANTLY HIGHER GROSS PROFIT MARGINS THAN PRODUCTS AND SERVICES PROVIDED BY BOTH SYSTEMS SOLUTIONS AND DJS.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES CONSIST OF ALL OF OUR OTHER EXPENSES EXCEPT PRODUCT DEVELOPMENT COSTS AND INTEREST. THESE EXPENSES AMOUNTED TO $2,086,754 AND $2,911,956 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997, RESPECTIVELY, A DECREASE OF $825,202. THESE EXPENSES DECREASED BY $792,059 AS A RESULT OF THE SALE OF SYSTEMS SOLUTIONS.

     AS A PERCENTAGE OF SALES, SELLING, GENERAL AND ADMINISTRATIVE COSTS INCREASED FROM 31.1% FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 TO 38.5% FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998. THIS INCREASE IS DUE TO THE SALE OF SYSTEMS SOLUTIONS. WE HISTORICALLY HAVE HAD HIGHER SELLING, GENERAL AND ADMINISTRATIVE EXPENSES THAN ANY OF OUR SUBSIDIARY COMPANIES BECAUSE OF OUR ORGANIZATIONAL STRUCTURE WHICH INCLUDES SALES, TRAINING AND SERVICE PERSONNEL STATIONED AROUND THE COUNTRY TO SERVE THE NATIONAL DEALER NETWORK. THIS HAS RESULTED IN HIGH PAYROLL AND TRAVEL AND LIVING EXPENSES. IN ADDITION, WE INCUR SIGNIFICANT ADVERTISING AND MARKETING COSTS TO MARKET DOCSTAR NATIONALLY. OUR SUBSIDIARIES TYPICALLY SELL IN A LOCALIZED AREA AND ONLY EMPLOY PERSONNEL IN THEIR LOCAL REGION AND INCUR MINIMAL ADVERTISING AND MARKETING COSTS.

     INTEREST EXPENSE TOTALED $150,910 AND $131,414 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997, RESPECTIVELY. THE INCREASE IS DUE TO AN OFFERING CONCLUDED IN AUGUST 1997 WITH AN OFFSHORE BANK FOR $4,000,000 WORTH OF TERM CONVERTIBLE DEBT WHICH ACCRUES INTEREST AT 8% PER ANNUM. THIS NEW INTEREST COST WAS OFFSET BY REDUCED BORROWINGS ON OUR LINE OF CREDIT DURING THE QUARTER ENDED SEPTEMBER 30, 1998 AS COMPARED TO THE SAME PERIOD LAST YEAR. INTEREST RATES WERE UNCHANGED DURING THE THREE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THE SAME PERIOD LAST YEAR.

     PRODUCT DEVELOPMENT EXPENSES RELATE TO SOFTWARE DEVELOPMENT FOR OUR DOCSTAR PRODUCT LINE WHICH WE INCUR. THESE COSTS INCREASED FROM $43,103 FOR THE QUARTER ENDED SEPTEMBER 30, 1997 TO $68,278 FOR THE QUARTER ENDED SEPTEMBER 30, 1998. WE HAVE A POLICY OF CAPITALIZING QUALIFIED SOFTWARE DEVELOPMENT COSTS AND AMORTIZING THOSE COSTS OVER THREE YEARS AS PRODUCT DEVELOPMENT EXPENSE.]

LIQUIDITY AND CAPITAL RESOURCES

     Our primary sources of funds to date have been the issuance of equity and the incurrence of third party debt. The principal balance of long-term debt at June 30, 1999 totaled approximately $4,947,000, net of discounts; $3,975,000 of this amount, undiscounted, relates to convertible notes payable which mature on August 11, 2002 and $1,210,712 relates to a mortgage loan.

     Our subsidiary, DJS may utilize a line of credit facility totaling $625,000, of which approximately $256,000 was available at June 30, 1999. This facility is a wholesale inventory credit facility which is supported by a guaranty furnished by one of DJS's vendors and expressly limited for purchase from this vendor. This line is non-interest bearing and payment terms are net
40. The line is collateralized by all assets of DJS.

     Our other line of credit for $1,500,000 was terminated by our lender as a result of our not being in compliance with all of our loan covenants. At June 30, 1999 the balance was approximately $1,300,000. Subsequent to year end, we entered into an agreement with the lender to extend repayment of the outstanding balance until September 30, 2000. We were required to make a partial payment to the lender of $600,000 on October 4, 1999 for the repayment of the remaining balance from the proceeds of its recently completed private offering. See "Recently Completed Private Offering." The remaining balance is being paid in weekly installments over one year with interest at prime plus 4%. Our President, John Botti, also agreed to guarantee repayment of the loan balance. The line of credit is secured by our account receivables and inventory, and does not include its new office building which is secured by a mortgage. We are attempting to locate a new lender for our inventory financing. There can be no assurance that we will be successful in its efforts to obtain alternative inventory financing, and the failure to obtain inventory financing may have an adverse material effect upon our operations.

     In August 1997, we concluded an offering with an offshore bank for $4,000,000 in gross proceeds ($3,600,000 net proceeds after expenses) in the form of unsecured, convertible, bearer notes, payable in its entirety on August 11, 2002, with 400,000 detachable Common Stock Purchase Warrants. The $650,411 value of the warrants has been recorded as discount on the debt and is being amortized over the term of the debt. The Notes accrue interest at 8%, payable semiannually in arrears. The holder of $25,000 principal amount or more may convert the notes into common stock commencing November 1, 1997 until August 11, 2002 at the rate of $3.25 per share. As of [JANUARY 28, 2000 THIS NOTE WAS CONVERTED IN FULL AND 1,230,769 SHARES OF COMMON STOCK HAVE BEEN ISSUED TO THE HOLDER. THERE IS NO BALANCE PAYABLE ON THIS NOTE].

     In June 1998, we sold SST for $4,000,000 in a stock sale. We received approximately $3,600,000 in cash and approximately $400,000 worth of inventory and receivables. In 1999, we received a claim for indemnity from the purchaser of SST under the terms of the agreement. We have agreed to pay $341,000 over the next fifteen months to settle this claim.

     Property, plant and equipment expenditures totaled $2,402,661 for the year ended June 30, 1999. There were no purchase commitments outstanding. We completed the construction of a new office/production facility for approximately $2,300,000 in Schenectady, N.Y. We were awarded a grant totaling $1,000,000 from an agency of New York State to be used towards the construction of the facility. The funding is being received in stages as costs are incurred and submitted for reimbursement. The grant stipulates that we are obligated to achieve certain annual employment levels at the new site between January 1, 2001 and January 1, 2005 or some or all other grant will have to be repaid. As of June 30, 1999, $142,189 had been received and is recorded as deferred revenue. The remainder of the financing, $1,400,000, was provided by a local financial institution in the form of a mortgage loan. [THIS LOAN IS DUE IN OCTOBER, 2018 AND WE MUST PAY INTEREST AT HE RATE OF THE 5-YEAR TREASURE BILL PLUS 2.5%, CURRENTLY 8.25%. THIS FINANCING IS SECURED BY OUR NEW BUILDING.]

     During the fiscal year ended June 30, 1999, we incurred a net loss of $3,166,488, and cash used by operating activities totaled $1,864,509. Our available cash balance at June 30, 1999 totaled approximately $549,000. At September 30, 1999 our available cash balance was approximately $415,000. [ON JANUARY 28, 2000 OUR CASH BALANCE WAS $6,358,000, DUE PRIMARILY TO THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS.] One of our lines of credit has been terminated by its lender and we are currently paying off the outstanding balance. To date, we have been largely dependent on our ability to sell additional shares of our common stock or other financing to fund our operating deficits. Under our current operating plan to obtain a national acceptance of the DocStar product line and to launch the Authentidate product line, our ability to improve operating cash flow is highly dependent on the market acceptance of its products and our ability to reduce overhead costs. If we are unable to attain projected sales levels for DocStar and other products, or is unable to implement cost reduction strategies, it may be necessary to raise additional capital to fund operations and meet its obligations. There is no assurance that such funding will be available, if needed.

RECENTLY COMPLETED PRIVATE OFFERING

     On October 4, 1999, we closed two concurrent private offerings. In the first offering, we sold 740,000 units at an aggregate offering price of $740,000. Each unit consisted of two shares of common stock and two Series B Common Stock Purchase Warrants. The Series B Warrants entitle the holder to purchase one share of common stock at an exercise price of $1.375 per share during the offering period commencing on the date of issuance and terminating five years thereafter.

     The Series B Warrants are redeemable at any time commencing one year after issuance at our option with not less than 30 nor more than 60 days written notice to the registered holders at a redemption price of $.05 per warrant provided; (1) The public sale of the shares of common stock issuable upon exercise of the Series B warrants are covered by a tentative registration statement; and (2) During each of the immediately preceding 20 consecutive trading days ending within 10 days of the date of the notice of redemption, the closing bid price of our common stock is at least $3.25 per share.

     In the second offering, we sold 50,000 shares of a newly created class of Series B convertible cumulative Preferred Stock. The Series B Preferred Stock was sold at $25.00 per share for an aggregate offering price of $1,250,000. The following terms apply to the Series B Preferred Stock:

- DIVIDENDS                      Dividends on the Series B Preferred Stock are
                                 payable at the rate of 10% per annum,
                                 semi-annually in cash.

- CONVERSION                     Each share of Series B Preferred Stock is
                                 convertible into the number of shares of our common stock as shall equal $25.00 divided by the conversion price of $1.875 per share, subject to adjustment under certain circumstances.

- ADJUSTMENT TO CONVERSION
PRICE Commencing three years after the closing, the conversion price shall be the lower of $1.875 per share or the average of the closing bid and asked price of our common stock for the 10 consecutive trading days immediately ending one trading day prior to the notice of the date of conversion; provided, however, that the holders are not entitled to convert more than 20% of the Series B preferred shares held by such holder on the third anniversary of the date of issuance per month.

- REDEMPTION                     The Series B Preferred Stock is redeemable at
                                 any time commencing one year after issuance or not less than 30 nor more than 60 days written notice at a redemption price of $25 plus accrued and unpaid dividends provided;

                                      - the public sale of the shares of common
                                        stock issuable upon conversion of the
                                        Series B Preferred Stock are covered by
                                        an effective registration statement or
                                        are otherwise exempt from registration;
                                        and

                                      - during the immediately preceding 20
                                        consecutive trading days ending within
                                        10 days of the date of the notice of
                                        redemption, the closing bid price of our Common Stock is not less than $3.75 per share. Commencing 34 months after the Closing, the Series B Preferred Stock is redeemable at our option without regard to the closing price of our Common Stock.

     We also created a new subsidiary, Authentidate.com, Inc. through which we will market our new Internet service which allows for the verification of the authenticity of digital images. In connection with the above offerings, [ON NOVEMBER 19, 1999,] the purchasers [CLOSED ON] the [PRIVATE] purchase [OF] 20% of Authentidate.com, Inc. [AND] an aggregate of 999,999 [BITWISE DESIGNS] Series C Common Stock Purchase Warrants [FOR A TOTAL PRICE OF $100,000].

     The Series C Warrants are redeemable at any time commencing six months after issuance, on not less than 30 nor more than 60 days written notice to registered holders at a redemption price equal to $.05 per Warrant, provided (1) the public sale of the shares of common stock issuable upon exercise of the Series C Warrants are covered by an effective registration statement or are otherwise exempt from registration; and (2) during each of the immediately preceding 20 consecutive trading days ending within 10 days of the date of the notice of redemption, the closing bid price of our common stock is not less than 120% of the current exercise price of the Series C Warrants.

     The Series C Warrants were also divided into three equal classes of 333,3333 each to provide for varying exercise prices. The exercise price of the Series C Warrants is as follows:

Class I $1.50 per share of Common Stock, increasing (i) $.75 per share 30 days after the effective date of the registration statement covering the underlying shares; (ii) an additional
             $.75 per share 7 months after the effective date; and (iii) an additional $.75 per share 13 months after the effective date, subject to adjustment for stock splits and corporate reorganizations.

Class II     $1.50 per share of Common Stock, increasing (i) $.75 per
             share 60 days after the effective date of the registration statement; (ii) an additional $.75 per share 7 months after the effective date; and (iii) an additional $.75 per share
             13 months after the effective date, subject to adjustment
             for stock splits and corporate reorganizations.
Class III    $1.50 per share of Common Stock, increasing (i) $.75 per
             share 90 days after the effective date of the registration statement; (ii) an additional $.75 per share 7 months after the effective date; and (iii) an additional $.75 per share
             13 months after the effective date, subject to adjustment
             for stock splits and corporate reorganizations.

     We received gross proceeds of approximately [$2,090,000 FROM THE UPON CLOSING OF ALL OF THE ABOVE PRIVATE OFFERINGS].

     We have utilized the proceeds of the three offerings as follows:

     - approximately $600,000 has been utilized to repay a portion of our line of credit;

     - approximately $400,000 will be utilized to develop the Authentidate.com business;

     - approximately $160,000 was utilized to make a past due interest payment on our outstanding 8% convertible notes; and

     - the remainder has been reserved for working capital.

We incurred offering expenses of approximately $60,000.

EFFECTS OF INFLATION AND CHANGING PRICES

     The impact of general inflation on our operations has not been significant to date and we believe inflation will continue to have an insignificant impact on our operations. However, price deflation in the major categories of components we purchase has been substantial and is anticipated to continue through fiscal 2000. Typically, new components such as new generations of microprocessors and new optical disk drive technologies etc. are introduced at premium prices, by its vendors. During this period, we earn lower margins on our products. As the life cycle progresses competitive pressures could force vendor prices down and thus improve our profit margins. We do not believe that competitive pressures will require us to lower our DocStar selling price. Because much of DJS's business is service-related, price deflation has less of an impact on DJS's profits.

NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement became effective for annual and interim financial statements beginning the fiscal year ending June 30, 1999, and will require reclassifications of prior periods. We had no other comprehensive income to report for the years ended June 30, 1999 and 1998.

     In June 1997, The Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires expanded reporting of information about operating segments in interim and annual financial statements, including certain descriptive information about products and services, geographic areas, and major customers. This statement became effective for annual financial statements beginning the fiscal year ending June 30, 1999, and for interim periods beginning the fiscal year ending 2000.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes a new model for accounting for derivatives and hedging activities. This Statement is effective for fiscal years beginning June 30, 2000. The adoption of this standard is not expected to have a significant impact on our consolidated financial statements.

YEAR 2000 COMPLIANCE

     [PRIOR TO JANUARY 1, 2000 WE SURVEYED] all of our desktops and servers to ensure Year 2000 compliance. The survey concluded that all of our in-house work systems use hardware that is that 100% Year 2000 compliant. Most of our software and operating systems are Microsoft(TM) based and are believed to be Year 2000 compliant. Our product hardware is fully Year 2000 compliant and the software is Year 2000 compliant in the latest version 2.30. Because the DocStar System is a relatively new system, it was designed to handle a four (4) digit year. In addition, we are in the process of surveying our critical vendors for Year 2000 compliance. However, we do not believe there would be significant difficulties finding alternate supply services should the need arise. [AS OF JANUARY 31, 2000 ALL OF OUR OPERATIONS WERE UNAFFECTED BY THE CHANGE TO THE YEAR 2000].

                            DESCRIPTION OF BUSINESS

INTRODUCTION

     Bitwise, and its wholly-owned subsidiary DJS Marketing Group, Inc. are engaged in the manufacture and distribution of document imaging systems, computer systems and related peripheral equipment, components, and accessories and network and internet services.

     We have also recently established a majority owned subsidiary named Authentidate.Com LLC to engage in a new business line of providing end users with a service which will:

     - accept and store e-mail from networks and personal computers throughout the world and from different operating systems via the Internet;

     - allow for confirmation of acceptance of all e-mails sent to the system;

     - allow for a secure payment system, including use of credit cards; and

     - produce confirmations of receipt of e-mail.

     In June 1998, we sold a subsidiary, System Solutions Technology, Inc., which had been acquired by the Company in August 1994. SST is a value added distributor of advanced technology industrial computers and computer peripheral. In April 1997, we sold a subsidiary, Electrograph Systems, Inc. ESI had been acquired in August 1994 and is a value-added distributor of monitors and other microcomputer peripherals, components and accessories. Our financial statements and discussion under the heading "Management Discussion and Analysis" includes the results of operations for both ESI and SST to the date of their divestiture.

     In March 1996, we acquired DJS, a system integrator, computer reseller and personal computer manufacturer in Albany, New York. DJS is an authorized sales and support provider for Novell, Microsoft Solutions and Lotus Notes, as well as a member of Microage Infosystems. The financial statements include operations from the date of the acquisition of DJS.

     We were organized in August 1985 and reincorporated under the laws of the state of Delaware in May 1992. Our executive offices are located at 2165 Technology Drive, Schenectady, New York 12308, and our telephone number is (518) 346-7799.

GENERAL BUSINESS DEVELOPMENTS DURING THE LAST FISCAL YEAR

     In June 1998, we sold SST to United Strategies, Inc. for $4,000,000. We received approximately $3,600,000 in cash and approximately $400,000 worth of SST inventory and receivables. The transaction was in the form of a stock purchase. During the year ended June 30, 1999, we received certain claims from USI for indemnification under the agreements governing the sale. We agreed to pay USI $341,000 to settle these claims to be paid over 15 months accruing interest of 6%. We realized a loss of approximately $597,000 on the sale.

BITWISE'S PRODUCTS

  Document Imaging and Management

     In January 1996, Bitwise, on a national level, introduced its document imaging management system under the tradename DocStar. Our DocStar system enables users to scan paper documents onto an optical disk, hard drive or other storage medium, from which they can be retrieved in seconds. This system allows users to eliminate or significantly reduce paper filing systems. We believe that a broad spectrum of businesses and governmental agencies experience the problem of storage, management and security of paper documents. The DocStar product line is intended to provide a cost effective method of reducing the space necessary to store documents while granting a user the ability to instantly retrieve documents.

     The operation of a document management system is similar to the operation of a facsimile machine. Documents are fed into an optical scanner that reads the documents and stores the information on one of several alternative mass storage devices. Documents can also be transmitted from or to the system via facsimile machine or modem. Documents can be retrieved almost instantaneously for viewing, printing or faxing thereby offering a significant time-saving tool to the modern office.

     The main components of a document management system are:

     - a personal computer;

     - a high speed electronic document scanner;

     - a laser printer capable of reproducing documents quickly; and

     - a software package which controls scanning, indexing, storage and reproduction.

We purchase scanners, laser printers and other essential hardware from unaffiliated third parties and manufacture the PC's for the system.

     The software utilized in DocStar consists of various versions of existing software from other developers, as well as software which we developed. We offer the DocStar System in four models: System 15, System 25X2, System 50, and the DocStar DCL. The DocStar System 15 is the base model. The Systems 25X2 and 50 offer faster advanced processors or scanners, and increased storage capacity. Options and accessories include a jukebox, an optical disk tower, additional software, scanner upgrades, monitor upgrades and hardware upgrades. The DCL connects DocStar electronic imaging capabilities with the network scanning and printing functions of Xerox Corporation's Document Centre digital copiers.

     We market the document management system under the tradename DocStar through a national dealer network. We own one dealership in the Albany, New York region, which also serves as a test market for new applications and software.

BACKLOG

     We normally ship products within 5 days after receipt of an order and typically have no more than two weeks of sales in backlog at any time. The amount of backlog fluctuates but usually is not material.

RESEARCH AND DEVELOPMENT

     The market for our products is characterized by rapid technological change involving the application of a number of advanced technologies, including those relating to computer hardware and software, mass storage devices, and other peripheral components. Our ability to be competitive depends upon our ability to anticipate and effectively react to technological change, as well as the application requirements of our customers.

     Since inception, we have devoted efforts to research and development activities in an effort to improve our current products and introduce new products. Current development efforts are directed toward improving ease of use, adding system enhancements and increasing performance. Product development expense was $248,801 and $230,652 for fiscal years 1999 and 1998, respectively. We will continue to improve our document imaging products in an effort to satisfy the needs of an ever changing marketplace.

QUALITY CONTROL AND SERVICE

     We administer quality control at each of the three levels of the production process. First, components considered for use in standard systems are tested for compatibility by the research staff. Second, incoming components receive a physical damage inspection on receipt and again at the start of the production process. Each memory module is electronically tested prior to assembly. Each complete unit is then functionally tested at the end of the assembly process to demonstrate that all components are engaged and fully operational.

     Third, each complete unit is "burned-in" from eight to twelve hours. This process involves running a component test program which sequentially tests each memory bit, processor circuit, and drive memory track to verify correct operation in a temperature-controlled chamber. This test is repeated continuously over the burn-in period. Since electronic components have their greatest failure risk during the first few hours of active operation, management believes that the burn-in process reveals nearly all faulty components before they reach the end user.

     Our dealers provide service to the end users. All dealers receive service training from the national service staff. We provide the dealer with replacement parts free of charge for 13 months after date of shipment. Our vendors provide a similar warranty for failed components. We offer liberal telephone support service to our dealers.

MANUFACTURING AND SUPPLIERS

     Our products have been designed to enable a variety of system configurations to be assembled from a few basic modules. Our manufacturing operations consist primarily of the assembly, test and quality control of all parts, components, subassemblies and systems.

     We use standard parts and components in its existing product lines which we purchase from unaffiliated third party suppliers. We, however, do not have any contractual arrangements with our current suppliers. Although we have never experienced material delays in deliveries from our suppliers, shortages of component parts could occur and delay or interrupt our manufacture and delivery of products and adversely affect our operating results. We believe adequate alternative suppliers are available to mitigate the potentially adverse effect of supply interruptions, but there can be no assurance that such components will be available as and when needed.

     All peripheral computer products available through us, such as monitors and scanner/printer units, are manufactured by third parties. We only assemble the computer which is part of the DocStar system and the optical disk tower option.

PATENTS AND TRADEMARKS

     We have one patent pending and have registered the logo "BitWise Designs" and Bitwise's associated trademarks, "DocStar" and "Authentidate." The patent pending is for innovative technology that can verify the authenticity of digital images by employing a secure clock to stamp the date and time on each image captured. The product name is Authentidate(TM) Image Marking. No assurance can be given that registration will be effective to protect our trademarks. We believe the tradenames are material to our business.

SALES AND MARKETING

     Our products are primarily being distributed through a national dealer network and through a dealership which we own in our local market area. We believe that we has achieved a national sales presence through national advertising, favorable reviews in industry publications, newspapers, magazines, press releases and other periodicals utilized by the document imaging industry. Moreover, we offer direct mail and tele-marketing services to selected qualified dealers in their market area. Management intends to increase the number of dealer locations for the current fiscal year, although there can be no assurance that we will be successful in such efforts.

     Our products are usually sold on credit terms or through a floor planning finance company (to qualified accounts), and are warranted against defects in materials and workmanship for a period of 13 months from purchase. We currently employ five regional sales directors, one district sales manager and three direct sales managers, to cover the significant markets of the country.

COMPETITION

     The market for our products is rapidly changing and highly competitive. The competition is direct (i.e., companies that make similar products) and indirect (i.e., companies that participate in the market, but do not directly compete with us). We compete with major document imaging manufacturers such as Panasonic, Sharp and Mita. Many of our current and prospective competitors have significantly greater financial, technical, manufacturing and marketing resources, as well as a larger installed base, than do we.

EMPLOYEES

     We employ 40 full-time employees including our executive officers. No employees are covered by a collective bargaining agreement, and we believe our employee relations are satisfactory.

FORMATION OF NEW AUTHENTIDATE BUSINESS LINE

     We have recently established a majority owned subsidiary named Authentidate.Com LLC to engage in a new business line of providing end users with a service which will:

     - accept and store e-mail from networks and personal computers throughout the world and from different operating systems via the Internet;

     - allow for confirmation of acceptance of all e-mails sent to the system;

     - allow for a secure payment system, including use of credit cards; and

     - produce confirmations of receipt of e-mail.

     We anticipate that Authentidate will commence offering services through its Authentidate.Com Internet site within the next 45 to 90 days. We intend to market the Authentidate services through traditional print and media advertising and banner advertising and links on other Internet provider home pages. To date, Authentidate's operations have been limited to developing the technology for its services and home page.

DJS PRODUCTS AND SERVICES

     DJS (d/b/a "Computer Professionals") is a network and systems integrator of computer and peripheral products to a variety of customers, including corporations, schools, government agencies, manufacturers and distributors. DJS is the largest systems integrator in the Albany, New York region.

     DJS provides network integration, Internet/Intranet development, accounting solutions, service, consultation, document management and video conferences. DJS also services the products it sells by employing factory trained computer technicians and network engineers.

PRODUCTS

  Network Integration

     DJS' network integration group designs, implements, installs, manages and supports enterprise networks with products from Novell, Microsoft, UNIX, Tricord, Synoptics, Compaq, Cisco and others.

     DJS designs customized solutions for its clients with precise objectives and its engineers analyze hardware, software, and cabling to ensure effective and affordable solutions.

  Internet/Intranet Development

     DJS offers services related to the Internet, including Internet connectivity, web page development, and hardware installation. Additionally, DJS assists its clients through the buying and implementation process with Internet/Intranet training and ongoing support.

  Accounting Solutions

     DJS also markets accounting systems from State-of-the-Art to various end-users such as distributors, manufacturers and wholesalers. DJS analyzes each particular client's needs and custom designs an accounting system to satisfy these needs.

  Service and Consultation

     DJS's service department is authorized to repair and maintain all major brand products sold by DJS, including warranty and post-warranty equipment. DJS generally guarantees a four (4) hour response time for all service calls, with an average resolution time of next day.

     DJS's engineers also provide complete system configuration services, which includes installation of all hardware, including memory, disk drives, network or communication adapters, as well as any associated software or driver. All units are thoroughly tested after configuration and all malfunctioning units are eliminated.

  Document Management

     DJS also offers document imaging services which it believes is an efficient and financially attainable alternative to conventional, costly paper trails. Management believes digital documents can be stored, searched, retrieved and edited in a fraction of the time with complete access to the network and quality control features. Among other product lines, DJS offers customers Biwise's DocStar line.

SALES AND MARKETING

     DJS markets its products and services throughout New York State, parts of Vermont and Massachusetts. DJS intends to expand its national and international sales and marketing departments. Clients include corporations, small office/home office owners, schools, government agencies, manufacturers and distributors.

COMPETITION

     DJS is one of the oldest and largest network and systems integrators in the Capital District of Albany, New York, and works on many diverse platforms. While management believes that no other computer company in the Albany, New York region offers the extensive services that DJS offers, competitors in computer sales, service and support in general, include Computerland, Computers Etc., CompUSA, Entex and Ameridata.

EMPLOYEES

     DJS has 34 full-time staff members, including two (2) executive officers. None of the employees of DJS are represented by a collective bargaining agreement. DJS believes that its employee relations are good.

DESCRIPTION OF PROPERTIES

     Our executive offices and production facilities are located at 2165 Technology Drive, Schenectady, New York 12308. We own the 26,000 square foot building.

     A New York State agency awarded us a $1,000,000 grant to build a this facility, which was recently completed. The grant is subject to a requirement regarding our employment practices [, WHICH STIPULATES THAT MUST HAVE A TOTAL OF 71 EMPLOYEES BY JANUARY 2001, A TOTAL OF 121 EMPLOYEES BY JANUARY 2002, 200 EMPLOYEES BY JANUARY 2003 AND 300 EMPLOYEES BY JANUARY 2004. FAILURE TO SATISFY THIS REQUIREMENT COULD RESULT IN OUR HAVING TO REPAY THE GRANT]. We expect to be in compliance with this requirement.

GOVERNMENT REGULATION

     Compliance with laws and regulations governing our business can be complicated, expensive, and time-consuming and may require significant managerial and legal supervision. [SUCH REGULATION INCLUDES THE RADIO FREQUENCY EMISSION REGULATORY ACTIVITIES OF THE U.S. FEDERAL COMMUNICATIONS COMMISSION, THE IMPORT/ EXPORT REGULATORY ACTIVITIES OF THE U.S. DEPARTMENT OF COMMERCE AND THE PRODUCT SAFETY REGULATORY ACTIVITIES OF THE U.S. CONSUMER PRODUCTS SAFETY COMMISSION.] Failure to comply with such laws and regulations could have a materially adverse effect on our business. Further, any changes in any of these laws and regulations could materially and adversely affect our business. There is no assurance that we will be able to secure on a timely basis, or at all, necessary regulatory approvals in the future.

     Our suppliers must comply with federal, state and local environmental laws and regulations relating to air quality, waste management, water quality and related land use matters. They may need to maintain various permits concerning waste handling and discharges of waste water. We believe that our suppliers are in compliance with all required permits relating to environmental regulations.

                               LEGAL PROCEEDINGS

     We are not a party to any legal proceedings which could have a material adverse effect on our operations.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

                                   MANAGEMENT

     Our executive officers and directors are as follows:

NAME                                           AGE                        OFFICE
----                                           ---                        ------
John T. Botti................................  [36]   President, Chief Executive Officer and Chairman
                                                      of the Board
Ira C. Whitman...............................   36    Senior Vice-President -- Research and
                                                        Development, Secretary and Director
Steven A. Kriegsman..........................   56    Director
J. Edward Sheridan...........................   62    Director
Charles C. Johnston..........................   63    Director
Nicholas Themelis............................   36    Director
[DENNIS H. BUNT..............................   46    CHIEF FINANCIAL OFFICERS]

     All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualify. Officers are elected annually by, and serve at the discretion of, the Board of Directors. There are no familial relationships between or among any of our officers or directors.

     In connection with [OUR] private placement through Whale Securities Co., L.P. ("Whale"), completed in December 1995, the Company granted Whale the right to nominate one person to the Company's Board of Directors, or in the alternative, a person to attend meetings of the Board of Directors for a period of three years from the date of the closing of the private placement. In December, 1997, Whale selected Steven Kriegsman as its representative on the Board and Mr. Kriegsman continues to serve on the Board. [WE ARE NOT OBLIGATED TO CONTINUE HIS APPOINTMENT.]

     In connection with [OUR] recent private placement which closed on October 4, 1999, the Board of Directors appointed Nicholas Themelis to serve as a director to fill a vacancy on the Board.

     JOHN T. BOTTI, a co-founder, has served as President, Chief Executive Officer and Director since our incorporation in August 1985. Mr. Botti graduated from Rensselaer Polytechnic Institute ("RPI") with a B.S. degree in electrical engineering in 1994 with a concentration in computer systems design and in 1996 earned a Master of Business Administration degree from RPI.

     IRA C. WHITMAN, a co-founder, is our Senior Vice-President of Research and Development and one of our Directors since our incorporation in August 1985. Mr. Whitman graduated from RPI in 1984 with a B.S. in Computer and Systems Engineering and in 1990 he earned a Masters in Engineering from RPI.

     J. EDWARD SHERIDAN joined the Board of Directors in June, 1992. From 1985 to the present, Mr. Sheridan served as the President of Sheridan Management Corp. From 1975 to 1985, Mr. Sheridan served as the Vice President of Finance and Chief Financial Officer of AMF. From 1973 to 1975, he was Vice President and Chief Financial Officer of Fairchild Industries. From 1970 to 1973 he was the Vice President, Corporate Finance of F.S. Smithers. From 1967 to 1970 Mr. Sheridan was the Director of Acquisitions of Westinghouse

Electric. From 1964 to 1967 he was employed by Corporate Equities, Inc., a venture capital firm, Mr. Sheridan holds an M.B.A. from Harvard University and a B.A. from Dartmouth College.

     STEVEN A. KRIEGSMAN joined the Board of Directors in December, 1997. In 1989, Mr. Kriegsman founded The Kriegsman Group, a private financial consulting services firm and has served as its President since such time. In 1981 Mr. Kriegsman co-founded ANA Financial Services, Inc., a holding company engaged, through its subsidiaries, in securities brokerage, financial planning and investment advisory services and franchising of certified public accountants. Mr. Kriegsman served as Chairman and Chief Executive Officer of ANA Financial until 1989. Mr. Kriegsman is a former Certified Public Accountant. Mr. Kriegsman holds a B.S. from New York University.

     CHARLES C. JOHNSTON joined the Board of Directors in December, 1997. Mr. Johnston has been the Chairman of Ventex Technology, Inc., a privately-held neon light transformer company since July 1993. Mr. Johnston has also served as Chairman of AFD Technologies, a private corporation since 1994 and J&C Resources a private corporation, a position that he has held since 1987. Mr. Johnston serves as a Trustee of Worcester Polytechnic Institute ("WPI") and earned his B.S. degree from WPI in 1957.

     NICHOLAS THEMELIS joined the Board of Directors in October, 1999. Mr. Themelis has been a Senior Vice President of Lehman Brothers since 1991 and has worked out of its New York, Hong Kong and Tokyo offices. He is currently developing the firm's E-commerce technology group and is responsible for developing technical strategy and system architecture. While working in Asia at Lehman Brothers, he founded the firm's Internet committee in Asia. Mr. Themelis also co-founded Nutrisserie, Inc in 1991, a retail health food store. Prior to that, in 1986, Mr. Themelis was a co-founder of Bentley, Themelis and Associates, a software consulting company.

     [** 1] DENNIS H. BUNT has been our Chief Financial Officer since September 1992. From January to September 1992 Mr. Bunt was an independent financial consultant. From 1986 to January 1992, Mr. Bunt was Chief Financial Officer for The Michaels Group Inc., a homebuilding/development company. Prior to that, Mr. Bunt was a Division Controller for Mechanical Technology Inc. a high tech manufacturing company where he was employed from 1980 to 1986. Mr. Bunt is a certified public accountant and was employed by KPMG Peat Marwick from 1976-1979. He graduated with an M.B.A. from Babson College in 1979 and a B.S. in Accounting from Bentley College in 1976.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has three (3) Committees: Audit, Compensation and Executive Committee.

     Audit Committee. The members of the Audit Committee are J. Edward Sheridan and Charles Johnston. The Audit Committee acts to: (i) acquire a complete understanding of our audit functions; (ii) review with management our finances, financial condition and interim financial statements; (iii) review with our independent auditors the year-end financial statements; and (iv) review implementation with the independent auditors and management any action recommended by the independent auditors. During the fiscal year ended June 30, 1999, the Audit Committee met on one occasion.

     Executive Committee. The members of the Executive Committee are John Botti and Ira C. Whitman. The Executive Committee has all of the powers of the Board of Directors except it may not; (i) amend the Certificate of Incorporation or Bylaws; (ii) enter into agreements to borrow money in excess of $250,000; (iii) to grant security interests to secure obligations of more than $250,000; (iv) authorize private placements or public offerings of our securities; (v) authorize the acquisition of any major assets or business or change our business; or (vi) authorize any employment agreements in excess of $75,000. The Executive Committee meets when actions must be approved in an expedient manner and a meeting of the Board of Directors cannot be convened. During Fiscal 1999, the Executive Committee did not deem it necessary to meet.

     Compensation Committee. The members of the Compensation Committee are Steven Kriegsman and J. Edward Sheridan. The Compensation Committee functions include administration of our 1992 Employee Stock Option Plan and Non-Executive Director Stock Option Plan and negotiation and review of all employment agreements with our executive officers. During the fiscal year ended June 30, 1999, the Compensation Committee held one meeting.

MEETINGS OF THE BOARD OF DIRECTORS

     During the fiscal year ended June 30, 1999, our Board of Directors met on three occasions and voted by unanimous written consent on two occasions. No member of the Board of Directors attended less than 50% of the aggregate number of (i) the total number of meetings of the Board of Directors or (ii) the total number of meetings held by all Committees of the Board of Directors.

CERTAIN REPORTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and officers, and persons who own, directly or indirectly, more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such reports that we have received, we believe that all Section 16(a) filing requirements applicable to officers, directors and 10% shareholders were complied with during the 1999 fiscal year.

[* 1 moved from here; text not shown]

[* 2 moved from here; text not shown]

SIGNIFICANT EMPLOYEE

     [** 2] JOHN MATYKA has been Vice President of Marketing of the Imaging Division since November 1995. Mr. Matkya brings over 25 years of management experience in marketing, sales and communication for the office equipment industry with Ricoh Corp., IBM and Savin Corp. Mr. Matyka has an M.B.A. from Fairleigh Dickinson University and a B.B.A degree from Pace University.

                             EXECUTIVE COMPENSATION

     The following table provides certain information concerning all Plan and Non-Plan (as defined in Item 402(a)(ii) of Regulation S-B) compensation awarded to, earned by, and which we paid during the years ended June 30, 1999, 1998 and 1997 to the named executive officers.

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                                                                                    LONG TERM
                                                                               COMPENSATION AWARDS
                                                                            --------------------------
                                                                                             NO. OF
                                                               OTHER        RESTRICTED     SECURITIES
                             FISCAL                            ANNUAL         STOCK        UNDERLYING
NAME AND PRINCIPAL POSITION   YEAR      SALARY     BONUS    COMPENSATION     AWARD(S)     OPTIONS/SARS
---------------------------  ------    --------    -----    ------------    ----------    ------------
John Botti.................   1999     $132,794(1)   0(1)      $1,702(2)        0(3)           0
  Chairman, President and     1998     $121,000      0         $1,702           0              0
  Chief Executive Officer     1997     $110,000      0         $1,415           0              0

---------------
(1) Pursuant to the terms of his employment agreement dated July 1, 1995, Mr. Botti is to receive a cash bonus each year during the term of agreement equal to 3% of our pre-tax profits, which criteria was not met in 1999, 1998 or 1997, therefore, no bonuses were issued. Additionally, Mr. Botti is entitled to receive approximately $132,000 in salary per year. See "Employment Agreements."

(2) Includes: (i) for 1999, an automobile and expenses of $1,500 and the payment of premiums on term life insurance policy of $202; (ii) for 1998, an automobile and expenses of $1,500 and the payment of premiums on a term life insurance policy of $202; and (iii) for 1997, an automobile and expenses of $1,213 and the payment of premiums on a term life insurance policy of $202.

(3) No restricted stock awards were granted to Mr. Botti in fiscal 1999. Mr. Botti, however, owned 233,853 restricted shares of our Common Stock on June 30, 1999, the market value of which was approximately $226,604 on such date, without giving effect to the diminution in value attributed to the restriction on such shares.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL
                                                                                     REALIZABLE     ALTERNATIVE TO
                                                                                      VALUE AT       (F) AND (G)
                                                                                   ASSUMED ANNUAL     GRANT DATE
                                          PERCENT OF       INDIVIDUAL GRANTS          RATES OF          VALUE
                                            TOTAL       ------------------------    STOCK PRICE     --------------
                            NUMBER OF    OPTIONS/SARS                               APPRECIATION
                           SECURITIES     GRANTED TO                                    FOR
                           UNDERLYING     EMPLOYEES     EXERCISE OF                 OPTION TERM       GRANT DATE
                           OPTION/SARS    IN FISCAL     BASE PRICE    EXPIRATION   --------------      PRESENT
NAME                       GRANTED(#)        YEAR         (S/SH)         DATE      5%($)   10%($)      VALUE $
(A)                            (B)           (C)            (D)          (C)        (F)     (G)          (H)
----                       -----------   ------------   -----------   ----------   -----   ------   --------------
John Botti...............       0            N/A            N/A          N/A         0       0

     No Stock Appreciation Rights were granted to any of the named executive officers during the last fiscal year.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table contains information with respect to the named executive officers concerning options held as of the year ended June 30, 1999.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                          NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                               SHARES                         OPTIONS AS OF            IN-THE-MONEY OPTIONS
                              ACQUIRED       VALUE            JUNE 30, 1999             AT JUNE 30, 1999(1)
NAME                         ON EXERCISE    REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                         -----------    --------    -------------------------    -------------------------
John T. Botti..............       0           --                835,185/0                     6,406/0

---------------
(1) Based upon the closing bid price ($.969 per share) of our Common Stock on June 30, 1999 less the exercise price for the aggregate number of shares subject to the options.

EMPLOYMENT AGREEMENTS

     Effective July 1, 1995, we entered into a new employment agreement with Mr. Botti for a five year term ending June 30, 2000. The employment agreement provides for:

     - annual compensation of $100,000 for the first year of the agreement, increasing by 10% in each year thereafter;

     - a bonus of 3% of our pre-tax net income, with such additional bonuses as may be awarded in the discretion of the Board of Directors;

     - the award of non-qualified stock options to purchase 600,000 shares of our common stock at an exercise price of $1.5625 per share of which 100,000 vested in on June 30, 1995, 125,000 vested on June 30, 1996 and 125,000 vested on each of June 30, 1997, 1998 and 1999;

     - certain insurance and severance benefits; and

     - automobile and expenses.

COMPENSATION OF DIRECTORS

     Directors are compensated for their services during the last fiscal year in the amount of $5,000 annually. The Directors receive options to purchase 10,000 shares for each year of service under the Non-Executive Director Stock Option Plan ("Stock Options") and are reimbursed for expenses incurred in order to attend meetings of the Board of Directors. Directors also receive 20,000 Stock Options upon being elected to the Board.

STOCK OPTION PLANS

  1992 Employees Stock Option Plan

     In April 1992, we adopted the 1992 Employees Stock Option Plan (the "1992 Plan") which provided for the grant of options to purchase up to 600,000 shares of our Common Stock. On January 26, 1995, our stockholders approved an amendment to the 1992 Plan to increase the number of shares of Common Stock available under the 1992 Plan to 3,000,000 shares. Under the terms of the 1992 Plan, options granted thereunder may be designated as options which qualify for incentive stock option treatment ("ISOs") under Section 422A of the Code, or options which do not so qualify ("Non-ISOs"). As of [JANUARY 31, 2000], there were outstanding [1,802,225] options under the 1992 Plan with exercise prices ranging from $.34 to $7.125.

     The 1992 Plan is administered by a Compensation Committee designated by the Board of Directors. The Compensation Committee has the discretion to determine the eligible employees to whom, and the times and the price at which, options will be granted. Whether such options shall be ISOs or Non-ISOs; the periods during which each option will be exercisable; and the number of shares subject to each option, shall be determined by the Committee. The Board or Committee shall have full authority to interpret the 1992 Plan and to establish and amend rules and regulations relating thereto.

     Under the 1992 Plan, the exercise price of an option designated as an ISO shall not be less than the fair market value of the Common Stock on the date the option is granted. However, in the event an option designated as an ISO is granted to a ten percent stockholder (as defined in the 1992 Plan) such exercise price shall be at least 110% of such fair market value. Exercise prices of Non-ISOs options may be less than such fair market value. The aggregate fair market value of shares subject to options granted to a participant which are designated as ISOs which become exercisable in any calendar year shall not exceed $100,000. The "fair market value" will be the closing Nasdaq bid price, or if our Common Stock is not quoted by Nasdaq, as reported by the National Quotation Bureau, Inc., or a market maker of our Common Stock, or if the Common Stock is not quoted by any of the above, by the Board of Directors acting in good faith.

     The Compensation Committee may, in its sole discretion, grant bonuses or authorize loans to or guarantee loans obtained by an optionee to enable such optionee to pay any taxes that may arise in connection with the exercise or cancellation of an option.

     Unless sooner terminated, the 1992 Plan will expire in April, 2002.

  Non-Executive Director Stock Option Plan

     In April, 1992, the Board of Directors adopted the Non-Executive Director Stock Option Plan (the "Director Plan") which was approved by our stockholders in May, 1992. With the approval of the shareholders, the Director Plan was amended in December, 1997. Options are granted under the Director Plan until April, 2002 to (1) non-executive directors as defined and (2) members of any advisory board established by us who are not full-time employees of us or any of our subsidiaries.

     The Director Plan provides that each non-executive director will automatically be granted an option to purchase 20,000 shares, upon joining the Board of Directors, and 10,000 shares on each September 1st thereafter, provided such person has served as a director for the 12 months immediately prior to such September 1st. Each eligible director of an advisory board will receive, upon joining the advisory board, and on each September 1st thereafter, an option to purchase 5,000 shares of the our Common Stock, providing such person has served as a director of the advisory board for the previous 12 month period.

     As of [JANUARY 31, 2000], there are outstanding [150,000] options under the Director Plan with exercise prices from $1.00 to $5.13.

     The exercise price for options granted under the Director Plan is 100% of the fair market value of the Common Stock on the date of grant. The "fair market value" is the closing bid price, or if our Common Stock is not quoted by Nasdaq, as reported by the National Quotation Bureau, Inc., or a market maker of our Common Stock, or if the Common Stock is not quoted by any of the above by the Board of Directors acting in good faith. Until otherwise provided in the Stock Option Plan the exercise price of options granted under the Director Plan must be paid at the time of exercise, either in cash, by delivery of shares of our common Stock or by a combination of each. The term of each option commences on the date it is granted and unless terminated sooner as provided in the Director Plan, expires five years from the date of grant. The Director Plan is administered by a committee of the board of directors composed of not fewer than three persons who are our officers (the "Committee"). The Committee has no discretion to determine which non-executive director or advisory board member will receive options or the number of shares subject to the option, the term of the option or the exercisability of the option. However, the Committee will make all determinations of the interpretation of the Director Plan. Options granted under the Director Plan are not qualified for incentive stock option treatment.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of [JANUARY 28, 2000] with respect to (1) each director and each executive officer, (2) all directors and officers as a group, and (3) the persons (including any "group" as that term is used in Section l3(d)(3) of the Securities Exchange Act of l934), known by the Corporation to be the beneficial owner of more than five (5%) percent of our Common Stock and Series A Preferred Stock.

                                                                      AMOUNT AND NATURE
                                          NAME AND ADDRESS OF           OF BENEFICIAL       PERCENTAGE
TYPE OF CLASS                              BENEFICIAL HOLDER            OWNERSHIP(1)       OF CLASS[(*)]
-------------                         ----------------------------    -----------------    -------------
Common..............................  John T. Botti                       1,049,683(2)          [8.6%]
                                      c/o Bitwise Designs
                                      2165 Technology Drive
                                      Schenectady, NY 12308
Common..............................  Ira C. Whitman                        660,829(3)          [5.4%]
                                      c/o Bitwise Designs
                                      2165 Technology Drive
                                      Schenectady, NY 12308
Common..............................  Steven Kriegsman                       40,000(4)         [0.32%]
                                      c/o Bitwise Designs
                                      2165 Technology Drive
                                      Schenectady, NY 12308
Common..............................  Dennis Bunt                            50,550(5)         [0.42%]
                                      c/o Bitwise Designs
                                      2165 Technology Drive
                                      Schenectady, NY 12308
Common..............................  J. Edward Sheridan                     40,000(4)         [0.32%]
                                      c/o Bitwise Designs
                                      2165 Technology Drive
                                      Schenectady, NY 12308
Common..............................  Charles Johnston                       50,000(4)         [0.41%]
                                      c/o Bitwise Designs
                                      2165 Technology Drive
                                      Schenectady, NY 12308
Common..............................  Nicholas Themelis                      20,000(8)         [0.16%
                                      14 Serenite Lane
                                      Muttontown, NY 11791
COMMON..............................  GATEWAY NETWORK, LLC                  799,998(9)           6.6%
                                      165 EAB PLAZA,
                                      6TH FLOOR WEST UNIONDALE, NY
                                      11556
COMMON..............................  TAMI SKELLY                           800,001(10)          6.6%
                                      12 SERENITE LANE
                                      MUTTONTOWN, NY 11791
COMMON..............................  AZURE CAPITAL, LLC                    680,001(11)          5.6%
                                      416 TOFTREE
                                      ROSLYN, NY 11576
COMMON..............................  RW CAPITAL, LLC                       679,998(12)          5.6%]
                                      53 SALISBURY RUN
                                      MOUNT SINAI, NY 11766
Series A Preferred Stock............  John T. Botti                             100(6)            50%
                                      c/o Bitwise Designs
                                      2165 Technology Drive
                                      Schenectady, NY 12308

                                                                      AMOUNT AND NATURE
                                          NAME AND ADDRESS OF           OF BENEFICIAL       PERCENTAGE
TYPE OF CLASS                              BENEFICIAL HOLDER            OWNERSHIP(1)       OF CLASS[(*)]
-------------                         ----------------------------    -----------------    -------------
Series A Preferred Stock............  Ira C. Whitman                            100(7)            50%
                                      c/o Bitwise Designs
                                      2165 Technology Drive
                                      Schenectady, NY 12308
Directors/Officers as a group
  (2)(3)(4)(5)(6)(7)(8)(9)[(10)(11)(12)...........................        4,871,060            40.09%]

---------------
  (1) Unless otherwise indicated below, each director, officer and 5% shareholder has sole voting and sole investment power with respect to all shares that he beneficially owns.

  (2) Includes vested stock options to purchase 835,185 shares of Common Stock.

  (3) Includes vested stock options to purchase 434,634 shares of Common Stock.

  (4) All listed shares represent vested options to purchase Common Stock.

  (5) Includes vested options to purchase 47,667 shares of Common Stock and excludes nonvested options to purchase 6,667 shares of Common Stock. Includes 1,000 shares of Common Stock owned by Mr. Bunt's wife.

  (6) See footnote (2). Each share of Series A Preferred Stock is entitled to ten (10) votes per share.

  (7) See footnote (3). Each share of Series A Preferred Stock is entitled to ten (10) votes per share.

  (8) Includes vested options to purchase 20,000 shares of Common Stock and excludes a Series B Common Stock Purchase Warrant to purchase 20,000 shares of Common Stock.

[(9) INCLUDES 499,998 SHARES OF COMMON STOCK UNDERLYING CERTAIN COMMON STOCK
     PURCHASE WARRANTS AND 10,000 SHARES ISSUABLE UPON CONVERSION OF SERIES B PREFERRED STOCK, ALL OF WHICH SHARES OF COMMON STOCK ARE BEING REGISTERED BY THIS REGISTRATION STATEMENT.

 (10) INCLUDES 300,000 SHARES OWNED BY BANTRY BAY, LLC AND 200,001 SHARES OWNED BY BEARA GROUP, LLC, OF WHICH MS. SKELLY IS A MANAGING MEMBER AND MEMBER, RESPECTIVELY. OF ALL LISTED SHARES, 500,001 SHARES ARE UNDERLYING CERTAIN COMMON STOCK PURCHASE WARRANTS AND 5,000 SHARES ARE ISSUABLE UPON CONVERSION OF SERIES B PREFERRED STOCK, ALL OF WHICH SHARES OF COMMON STOCK ARE BEING REGISTERED BY THIS REGISTRATION STATEMENT.

 (11) INCLUDES 440,001 SHARES UNDERLYING CERTAIN COMMON STOCK PURCHASE WARRANTS, ALL OF WHICH SHARES ARE BEING REGISTERED BY THIS REGISTRATION STATEMENT.

 (12) INCLUDES 439,998 SHARES UNDERLYING CERTAIN COMMON STOCK PURCHASE WARRANTS, ALL OF WHICH SHARES ARE BEING REGISTERED BY THIS REGISTRATION STATEMENT.

* PERCENTAGES BASED ON 12,149,154 SHARES OF COMMON STOCK OUTSTANDING AS OF JANUARY 28, 2000.]

                           CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

     Except as disclosed herein, we have not entered into any material transactions or series of similar transactions with any director, executive officer or any security holder owning 5% or more of our Common Stock.

     Pursuant to an agreement dated October 1, 1999 with Bank of America, Mr. Botti personally guaranteed the Company's repayment of its line of credit with Bank of America. [BITWISE AND BANK OF AMERICA AGREED THAT BITWISE WILL REPAY THE OUTSTANDING PRINCIPAL AMOUNT OF $1,212,451.52 BY MAKING WEEKLY PAYMENTS OF $11,778 WITH ALL REMAINING AMOUNTS DUE AND PAYABLE BY SEPTEMBER 30, 2000. INTEREST WILL ACCRUE AT BANK OF AMERICA'S PRIME RATE PLUS 4%.] IN DECEMBER 1999 WE PAID THE BALANCE IN FULL AND MR. BOTTI WAS RELEASED FROM THE PERSONAL GUARANTEE.

     In connection with our October 1999 private offering, we entered into an agreement with Corporate Funding Group, LLC, pursuant to which Corporate Funding Group has been retained to provide us with financial consulting services related to our corporate finance and other financial service matters. As part of this agreement, we granted Corporate Funding Group an irrevocable preferential right for a period of three years to purchase up to $5,000,000 of our securities that we may seek to sell in a private offering. In consideration for these services, we agreed to sell to Corporate Funding 20,000 Series B Warrants at a price of $.001 per warrant. [SEE "SELLING SECURITY HOLDERS", PAGE 48.]

     In connection with the founding of Authentidate, we retained Nicholas Themelis to perform general advisory services concerning the development of Authentidate and the implementation of the Authentidate business plan. In consideration for rendering these services, we have issued to Mr. Themelis 20,000 Series B Warrants and have agreed to reimburse Mr. Themelis for his expenses incurred in the performance of his duties.

     Pursuant to an agreement dated September 15, 1999, we retained Shore Venture Group, L.L.C., to design and develop a site on the World Wide Web for our Authentidate business. The design and development services include the design and development of any and all computer software in order to ensure that the Authentidate site performs in the manner contemplated by the parties. In consideration for these services:

     - we agreed to issue 100,000 common stock warrants at an exercise price of $.69 per share, with an exercise term of five (5) years from the date of grant and which are exchangeable into the underlying, unrestricted common stock of Bitwise on a one for one basis at any time beginning with the date of issue and extending for a five (5) year period thereafter;

     - we agreed that Shore Venture shall receive a guaranteed minimum of $200,000 of service fees related to enhancements to, and service of, the Authentidate site during a one (1) year period commencing on September 30, 1999;

     - we paid to Shore Venture the sum of $15,000 representing payment in full of cash sums owed by us to Shore Venture for past design and development services;

     - we also agreed to pay Shore Venture $40,000.00 for design and development of the fax portion of the Authentidate site; and

     - Authentidate agreed to issue to Shore Venture equity interests representing 7.5% of the outstanding equity as of the date of agreement.

     For information concerning employment agreements with, and compensation of, our executive officers and directors, see "MANAGEMENT -- Executive Compensation."

                            SELLING SECURITY HOLDERS

     We have agreed to register the resale of outstanding Shares of Common Stock and the Shares underlying the Series B and Private Warrants and the Shares into which the Series B Preferred Stock is convertible under the Securities Act and to pay all expenses in connection therewith. An aggregate of [5,886,416] Shares and may be offered and sold pursuant to this prospectus by the Selling Shareholders. Except as set forth below, none of the Selling Shareholders has ever held any position or office with us or had any other material relationship with us.

                          SELLING SECURITY HOLDERS AND
                   TRANSACTIONS WITH SELLING SECURITY HOLDERS

                                  SHARES/                                   SHARES/
                              WARRANT SHARES/          SHARES/          WARRANT SHARES/     PERCENTAGE OF
                             CONVERSION SHARES     WARRANT SHARES/     CONVERSION SHARES       SHARES
NAME AND ADDRESS OF          BENEFICIALLY OWNED   CONVERSION SHARES       OWNED AFTER        OWNED AFTER
SELLING SECURITY HOLDER      PRIOR TO OFFERING         OFFERED              OFFERING         OFFERING(1)
-----------------------      ------------------   ------------------   ------------------   -------------
Nicholas Themelis(2).......         [0/20,000/0          0/20,000/0]              0              ++
Corporate Funding Group,
  LLC(3)...................         [0/0/26,667          0/0/26,667]              0              ++
Shore Venture Group,
  LLC(4)...................        [0/300,000/0         0/300,000/0]              0              ++
Tami Skelly(5).............    150,000/150,000/     150,000/150,000/              0              ++
                                       [66,667]             [66,667]
Interpacific Capital
  Corp.(6).................        [400,000/0/0         400,000/0/0]              0              ++
Bantry Bay Associates,
  LLC(7)...................    150,000/150,000/     150,000/150,000/              0              ++
                                       [66,667]             [66,667]
Gateway Network, LLC(8)....    300,000/499,998/     300,000/499,998/              0              ++
                                      [133,333]            [133,333]
Azure Capital, LLC(9)......  [240,000/440,001/0]  [240,000/440,001/0]             0              ++
RW Capital, LLC(10)........  [240,000/439,998/0   240,000/439,998/0]              0              ++
Beara Group, LLC(11).......        [0/200,001/0         0/201,001/0]              0              ++
[CONTINENTAL] Capital &
  Equity Corp.(12).........   [72,750/200,000/0    72,750/200,000/0]              0              ++
Stonewall Capital,
  Inc.(13).................        [0/120,000/0         0/120,000/0]              0              ++
Canterbury Companies,
  Inc.(14).................    [20,000/20,000/0     20,000/20,000/0]              0              ++
Robert Raffa(15)...........         [0/10,000/0          0/10,000/0]              0              ++
Candle Business Systems,
  Inc.(16).................         [0/10,000/0          0/10,000/0]              0              ++
2B Systems, Inc.(17).......          [0/5,000/0           0/5,000/0]              0              ++
B.E. Associates,
  Inc.(18).................          [0/7,000/0           0/7,000/0]              0              ++
Jack Erlanger(19)..........        [0/174,286/0         0/160,000/0]     0/14,286/0              ++
[JACK FERRARO](20).........        [0/160,000/0         0/160,000/0]              0              ++
[KEVIN KELLY](21)..........         [0/20,000/0          0/20,000/0]              0              ++
[ADVANCED IMAGING, INC.
  (22).....................          0/10,000/0           0/10,000/0              0              ++
GREENER FAIRWAYS,
  INC.](23)................         [0/100,001/           0/100,001/              0              ++
                                        373,333              373,333
NEW PERSPECTIVES,
  INC.(24).................         0/500,000/0         0/500,000/0]              0              ++
Michael [WU(25)............           0/2,500/0            0/2,500/0              0              ++
JERB ASSOCIATES,
  INC.(26).................          0/40,000/0           0/40,000/0              0              ++
VICTOR DIGIOIA(27).........      1,000/47,500/0           0/47,500/0    1,000/0/0/0              ++

                                  SHARES/                                   SHARES/
                              WARRANT SHARES/          SHARES/          WARRANT SHARES/     PERCENTAGE OF
                             CONVERSION SHARES     WARRANT SHARES/     CONVERSION SHARES       SHARES
NAME AND ADDRESS OF          BENEFICIALLY OWNED   CONVERSION SHARES       OWNED AFTER        OWNED AFTER
SELLING SECURITY HOLDER      PRIOR TO OFFERING         OFFERED              OFFERING         OFFERING(1)
-----------------------      ------------------   ------------------   ------------------   -------------
BRIAN DAUGHNEY(28).........          0/20,000/0           0/20,000/0              0              ++
BARRY LAX(29)..............           0/2,000/0            0/2,000/0              0              ++
MICHAEL] Goldstein[(30)....          0/11,500/0          0/11,500/0]              0              ++
Barbara Cereghino[(31).....             0/750/0             0/750/0]              0              ++
Dorothy Philipps[(31)......             0/750/0             0/750/0]              0              ++
                             ------------------   ------------------         ------               --

---------------
   ++   Percentage is less than 1%.

  (1) Computed for purposes herein to give effect to the exercise of all Warrants held by such Selling Security Holder and not any other Selling Security Holder. Figures are computed based upon [17,819,513] shares of Common Stock outstanding on the effective date of this Registration Statement.

  (2) Mr. Themelis is a director of Bitwise and entered into an agreement, dated September 23, 1999 to provide business advisory services to Bitwise. Includes 20,000 Shares issuable upon exercise of Series B Warrants which are being registered pursuant to this Registration Statement. Does not include options to purchase 20,000 shares.

  (3) Corporate Funding Group LLC entered into an agreement dated September 21, 1999 to provide financial consulting services to Bitwise. Includes 20,000 Shares issuable upon exercise of Series B Warrants which are being registered pursuant to this Registration Statement. Also includes [26,667] Shares issuable upon Conversion of Series B Preferred Stock. [MR. CRAIG GROSS POSSESSES INVESTMENT CONTROL OF THESE SHARES.]

  (4) Shore Venture Group, LLC has entered into a contract with Bitwise to perform services related to the formation of the web-site for Authentidate.com, Inc.

  (5) Includes 150,000 Shares issuable upon exercise of Series B Warrants which are being registered pursuant to this Registration Statement. Also includes [66,667] Shares issuable upon Conversion of Series B Preferred Stock.

  (6)  [MR. DOUGLAS LUCE POSSESSES INVESTMENT CONTROL OF THESE SHARES.

  (7) INCLUDES 150,000] Shares issuable upon exercise of Series B Warrants which are being registered pursuant to this Registration Statement. Also includes [66,667] Shares issuable upon Conversion of Series B Preferred Stock. [MS. TAMI SKELLY POSSESSES INVESTMENT CONTROL OF THESE SHARES.]

  (8) Includes 300,000 Shares issuable upon exercise of Series B Warrants [AND] 199,998 Shares issuable upon exercise of Series C Warrants, both of which are being registered pursuant to this Registration Statement. Also includes [133,333] Shares issuable upon Conversion of Series B Preferred Stock. [MR. CRAIG GROSS POSSESSES INVESTMENT CONTROL OF THESE SHARES.]

  (9) Includes 240,000 Shares issuable upon exercise of Series B Warrants [AND] 200,001 Shares issuable upon exercise of Series C Warrants [, BOTH] of which are being registered pursuant to this Registration Statement.

 (10) Includes 240,000 Shares issuable upon exercise of Series B Warrants [AND] 199,998 Shares issuable upon exercise of Series C Warrants [, BOTH] of which are being registered pursuant to this Registration Statement.

 (11) Includes 200,001 Shares issuable upon exercise of Series C Warrants which are being registered pursuant to this registration statement.

 (12) Continental Capital will provide certain financial consulting services to Bitwise. Includes 25,000 warrants to purchase common stock at an exercise price of $3.00 per share; 25,000 warrants to purchase common stock at an exercise price of $5.50 per share; 50,000 warrants to purchase common stock at an exercise price of $6.88 per share; 50,000 warrants to purchase common stock at an exercise price of $8.25 per share; and 50,000 warrants to purchase common stock at an exercise price of $11.25 per share.

 (13) Includes three warrants each to purchase 40,000 shares of common stock at exercise prices of $1.56, $2.07, and $3.58. All three warrants are exercisable until September 1, 2000.

 (14) Includes warrants to purchase [20,000] shares of common stock at an exercise price of $3.4375 and is exercisable until August15, 2002.

 (15) Includes warrants to purchase 10,000 shares of common stock at an exercise price of $4.4375 and is exercisable until September 12, 2001.

 (16) Includes warrants to purchase 10,000 shares of common stock at an exercise price of $6.4375 and is exercisable until February 26, 2001.

 (17) Includes warrants to purchase 5,000 shares of common stock at an exercise price of $7.00 and is exercisable until December 22, 2000.

 (18) Includes warrants to purchase 7,000 shares of common stock at an exercise price of $5.3125 and is exercisable until November 21, 2000.

 (19) Includes warrants to purchase [160,000] shares of common stock at an exercise price of $3.25 and which expire [ON AUGUST 8, 2002.]

[(20) INCLUDES WARRANTS TO PURCHASE 160,000 SHARES OF COMMON STOCK AT AN EXERCISE PRICE OF $3.25 AND WHICH EXPIRE ON AUGUST 8, 2002.

 (21)  INCLUDES 20,000 SHARES ISSUABLE UPON EXERCISE OF SERIES B WARRANTS.

 (22) INCLUDES WARRANTS TO PURCHASE 10,000 SHARES OF COMMON STOCK AT AN EXERCISE PRICE OF $1.00.

 (23) INCLUDES 100,001 SHARES UNDERLYING SERIES C COMMON STOCK PURCHASE WARRANTS AND 373,333 SHARES ISSUABLE UPON CONVERSION OF SERIES B PREFERRED STOCK. MR. PAUL SAVAGE POSSESSES INVESTMENT CONTROL OF THESE SECURITIES.

 (24) INCLUDES 400,000 SHARES UNDERLYING SERIES B COMMON STOCK PURCHASE WARRANTS AND 100,000 SHARES UNDERLYING SERIES C COMMON STOCK PURCHASE WARRANTS. MS. JANE LUCCI POSSESSES INVESTLMENT CONTROL OF THESE SHARES.

 (25) INCLUDES WARRANTS TO PURCHASE 2,500 SHARES AT AN EXERCISE PRICE OF $0.875 AND EXPIRE ON SEPTEMBER 9, 2004.

 (26) JERB ASSOCIATES IS OWNED BY STANLEY R. GOLDSTEIN, ESQ.,] a principal of Goldstein & DiGioia, LLP, counsel to Bitwise. The 40,000 Shares are underlying warrants exercisable at $0.875 and expire on September 9, 2004 [AND ARE BENEFICIALLY OWNED BY JERB ASSOCIATES. MR. GOLDSTEIN DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SECURITIES.

 (27)] Mr. DiGioia is a principal of Goldstein & DiGioia, LLP, counsel to Bitwise. The [47,500] Shares are underlying warrants exercisable at $0.875 and expire on September 9, 2004.

[(28)] Mr. Daughney is a principal of Goldstein & DiGioia, LLP, counsel to
       Bitwise. The 20,000 Shares are underlying warrants exercisable at $0.875 and expire on September 9, 2004.

[(29)] Mr. Lax is an associate with of Goldstein & DiGioia, LLP, counsel to Bitwise. The 2,000 Shares are underlying warrants exercisable at $0.875 and expire on September 9, 2004.

[(30)] Mr. Goldstein is an associate with Goldstein & DiGioia, LLP, counsel to
       Bitwise. The 11,500 Shares are underlying warrants exercisable at $0.875 and expire on September 9, 2004.

[(31) IS] an employee of Goldstein & DiGioia, LLP, counsel to Bitwise. The 750 Shares are underlying warrants exercisable at $0.875 and expire on September 9, 2004.

ABOUT THIS PROSPECTUS

     The Securities registered hereby will be issued by Bitwise upon exercise or conversion by the holders of the warrants or preferred stock, or the transferees of the holders. The shares of common stock will be offered and sold from time to time by the Selling Security Holders and their transferees in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in [PRIVATELY] negotiated transactions. No underwriting arrangements have been entered into by the Selling Security Holders.

     The distribution of the Securities by the Selling Security Holders and/or their transferees may be effected in one or more transactions that may take place on the over-the-counter market, including

     - ordinary brokers transactions;

     - privately negotiated transactions; or

     - through sales to one or more dealers for resale of the Securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The Securities may be sold by the Selling Security Holders either

     - to a broker or dealer as principal for resale as such broker or dealer for its account pursuant to this prospectus (e.g. in a transaction with a "market maker");

     - in brokerage transactions, including transactions in which the broker solicits purchasers or

     - in privately negotiated transactions pursuant to any applicable exemption under the Securities Act of 1933, as amended.

     Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Security Holders in connection with such sales. The Selling Security Holders and intermediaries through whom such Securities are sold may be deemed "underwriters" within the meaning of the Securities Act, with respect to the Securities offered.

     [NONE OF THE SELLING SECURITY HOLDERS LISTED IN THIS PROSPECTUS ARE BROKER-DEALERS. HOWEVER, AZURE CAPITAL, LLC AND RW CAPITAL, LLC ARE AFFILIATES OF A BROKER-DEALER REGISTERED WITH THE COMMISSION. BOTH ENTITIES, HOWEVER, PURCHASED THE SECURITIES WHICH THEY BENEFICIALLY OWN IN THE ORDINARY COURSE OF BUSINESS. AT THE TIME OF THE PURCHASE, THESE ENTITIES HAD NO AGREEMENTS OR OTHER UNDERSTANDINGS, DIRECTLY OR INDIRECTLY, WITH ANY PERSON TO DISTRIBUTE THE COMMON SHARES TO BE RECEIVED UPON CONVERSION OR EXERCISE OF THE SERIES B PREFERRED STOCK OR WARRANTS.]

                           DESCRIPTION OF SECURITIES

COMMON SHARES

     Subject to the rights of the holders of any classes of Preferred Stock, holders of shares of our Common Stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The holders of our outstanding Series A Preferred Stock have the right to elect a majority of the Board of Directors. Directors are elected each year at our annual meeting of stockholders to serve for a period of one year and until their respective successors have been duly elected and qualified.

     Common stockholders have the right to share ratably in such dividends on shares of Common Stock as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in our assets legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of the holders of Preferred Stock.

     Common stockholders have no pre-emptive rights. There are no conversion or redemption privileges or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock, par value $.001, are, and all of the shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable. The Common Stock does not have cumulative voting rights so holders of more than 50% of the outstanding Common Stock can elect all of our Directors as to which Common Stock holders are entitled to elect.

SERIES A PREFERRED STOCK

     The Board of Directors has designated 200 shares of Preferred Stock as Series A Preferred Stock, of which 100 shares have been issued to each of John
T. Botti and Ira C. Whitman, the President and Senior Vice President, respectively, of the Company. The holders of the Series A Preferred Shares have the right to elect a majority of the Board of Directors as long as such holder remains, subject to certain conditions, an officer, director and 5% stockholder of the Company. During such time as the Series A Preferred Stock is outstanding, the Board of Directors will consist of an odd number of directors, a majority of whom will be designated as "Preferred Directors" and be elected solely by the holders of Series A Preferred Stock voting separately as a group. The holders of the Series A Preferred Stock have a preference on liquidation of $1.00 per share and no dividend or conversion rights.

SERIES B PREFERRED STOCK

     Pursuant to the terms of the recently completed private offering, we filed a Certificate of Designation designating 50,000 shares of Preferred Stock as "Series B Convertible Redeemable Preferred Stock." The following is a summary of the rights, preferences and privileges of the Series B Preferred Stock and is qualified in its entirety by the provisions of our Certificate of Incorporation and the Certificate of Designation. [THE ISSUANCE OF THE SERIES B PREFERRED STOCK COULD RESULT IN DILUTION TO THE HOLDERS OF OUR COMMON STOCK. SEE THE "RISK FACTORS" SECTION OF THIS PROSPECTUS.]

     DIVIDENDS. Subject to the limitations described below, holders of shares of the Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of our funds legally available for payment, dividends in cash at an annual rate of 10% per share.

     - Dividends are payable semi-annually, commencing on December 31, 1999 and thereafter on June 30th and December 31st of each year. Dividends will be cumulative from the date of original issuance of the Series B Preferred Stock and will be payable to holders of record as they appear on our stock books on the tenth business day prior to the dividend payment date.

     - The Series B Preferred Stock will be junior to dividends to any series or class of our stock hereafter issued which ranks senior as to dividends to the Series B Preferred Stock. If at any time any dividend on Senior Dividend Stock is in default, we may not pay any dividend on the Series B Preferred Stock until all accrued and unpaid dividends on the Senior Dividend Stock for all prior periods and the current period are paid or declared and set aside for payment. No such Senior Dividend Stock shall be issued without the approval of holders of a majority of the Series B Preferred Stock.

     - The Series B Preferred Stock will have priority as to dividends over the Common Stock and any other series or class of our stock hereafter issued which ranks junior as to dividends to the Series B Preferred Stock. We may not pay any dividend on (other than dividends payable solely in Junior Dividend Stock), and we may not purchase, redeem or consummate any other acquisition of, any Junior Dividend Stock unless all accrued and unpaid dividends on the Series B Preferred Stock for all prior periods and the current period have been paid or declared and set apart for payment.

     - We may not pay dividends on any class or series of our stock having parity with the Series B Preferred Stock as to dividends, unless we have paid or declared and set apart for payment or contemporaneously pay or declare and set apart for payment all accrued and unpaid dividends for all prior periods on the Series B Preferred Stock. We may not pay dividends on the Series B Preferred Stock unless we have paid or declared and set apart for payment or contemporaneously pay or declare and sets apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Series B Preferred Stock or any parity dividend stock, all dividends declared on the Series B Preferred Stock and such parity dividend stock will be declared or made pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and such parity dividends stock will bear the same ratio that accrued and unpaid dividends per share on the Series B Preferred Stock and such parity dividend stock bear to each other.

     - The amount of dividends payable for the initial dividend period and for any period shorter than a full year dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the Series B Preferred Stock which may be in arrears.

     See "Redemption" below for information regarding restrictions on our ability to redeem the Series B Preferred Stock when dividends on the Series B Preferred Stock are in arrears.

     VOTING RIGHTS. The holders of the Series B Preferred Stock will be entitled to no voting rights except with respect to:

     - the establishment of another class of preferred stock with rights equal to or senior to the Series B Preferred Stock;

     - any proposed changes in the rights of the Series B Preferred holders; or

     - as required by Delaware law.

     REDEMPTION AT OUR OPTION. The Series B Preferred Stock is redeemable at any time commencing one year after the Closing at our option, on not less than 30 nor more than 60 days written notice to registered holders at a redemption price equal to $25.00 per share plus accrued and unpaid dividends, provided:

     - the public sale of the shares of Common Stock issuable upon conversion of the Preferred Shares (the "Conversion Shares") are covered by an effective registration statement or are otherwise exempt from registration; and

     - during the immediately preceding 20 consecutive trading days ending within 10 days of the date of the notice of redemption, the closing bid price of our Common Stock is not less than $3.75 per share, subject to proportional adjustments for stock splits, stock dividends, combinations of shares, corporate reorganizations or like events.

     However, commencing 36 months after the Closing, the Series B Preferred Stock is redeemable at our option, on not less than 30 nor more than 60 days written notice to registered holders at a redemption price equal to $25.00 plus accrued and unpaid dividends, provided the public sale of the Conversion Shares are covered by an effective registration statement or are otherwise exempt from registration.

     - If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, we will select those to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine.

     - There is no mandatory redemption or sinking fund obligation with respect to the Series B Preferred Stock.

     - In the event that we have failed to pay accrued and unpaid dividends on the Series B Preferred Stock, we may not redeem any of the then outstanding shares of the Series B Preferred Stock, unless all the then outstanding shares are redeemed, until all such accrued and unpaid dividends and (except with respect to shares to be redeemed) the then current semi-annual dividend have been paid in full.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Series B Preferred Stock to be redeemed at the address shown on our stock books. After the redemption date, dividends will cease to accrue on the shares of Series B Preferred Stock called for redemption, and all rights of the holders of such shares will terminate except the right to receive the redemption price without interest (unless we default in the payment of the redemption price). Shares of Series B Preferred Stock which we have redeemed will be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series B Preferred Stock unless used to pay dividends on the then outstanding Series B Preferred Stock.

     CONVERSION RIGHTS. The holders of Series B Preferred Stock will be entitled at any time to convert their shares of Series B Preferred Stock into one share of Common Stock (the "Conversion Shares"), at any time commencing one year after the closing of the Offering, at the option of the holder, into such number of shares of our Common Stock as shall equal $25.00 divided by the conversion price of $1.875 per share, subject to adjustment to for stock splits, stock dividends, combinations of shares, corporate reorganizations or like events.

     However, commencing three years after the Closing, the Conversion Price shall be the lower of:

     - $1.875 per share, subject to adjustment for stock splits and corporate reorganizations; and

     - the average of the closing bid and asked prices of our Common Stock for the immediately preceding 10 consecutive trading days ending one trading day prior to the date of the notice of conversion;

     - provided, however, that the holder shall not be entitled to convert more than 20% of the Series B Preferred Shares held by such holder on the third anniversary of the Closing during any period of thirty days. For purposes of conversion, each share of Series B Preferred Stock shall be valued at $25.00 per share. Conversion rights will expire after 5:00 p.m. on the redemption date for any shares of Series B Preferred Stock which we have called for redemption.

     - No payment or adjustment will be made in respect of dividends for Series B Preferred Stock that may be accrued or unpaid or in arrears upon conversion of shares of Series B Preferred Stock.

     - No fractional shares will be issued and, in lieu of any fractional share, cash in an amount based on the then current market price, determined as provided in the Certificate of Designation, of the Common Stock will be paid.

     [ACCORDINGLY, FROM OCTOBER 5, 2000 TO OCTOBER 5, 2002, A HOLDER MAY CONVERT ITS PREFERRED SHARES INTO COMMON SHARES AT A RATE OF $1.875 PER SHARE. THEREAFTER, IF NOT PREVIOUSLY CONVERTED AND STILL OUTSTANDING, A HOLDER MAY CONVERT THE PREFERRED SHARES INTO COMMON SHARES AT THE LOWER OF $1.875 PER SHARE OR THE AVERAGE TRADING PRICE AS STATED ABOVE.]

     In case of any consolidation or merger of us with any other corporation (other than a wholly owned subsidiary), or in case of sale or transfer of all or substantially all of our assets, or in the case of any share exchange whereby the Common Stock is converted into other securities or property, we will be required to make appropriate provision so that the holder of each share of Series B Preferred Stock then outstanding will have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, transfer or share exchange.

     LIQUIDATION RIGHTS. In case of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of Series B Preferred Stock are entitled to receive the liquidation price of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of the Common Stock or any other series or class of our stock hereafter issued which ranks junior as to liquidation rights to the Series B Preferred Stock.

     - The holders of the shares of the Series B Preferred will not be entitled to receive the liquidation price of such shares until the liquidation price of any other series or class of our stock hereafter issued which ranks senior as to the liquidation rights to the Series B Preferred Stock has been paid in full. No such senior liquidation stock shall be issued without the approval of holders of a majority of the Series B Preferred Stock. See "Voting Rights."

     - The holders of Series B Preferred Stock and all series or classes of our stock hereafter issued which rank on a parity as to liquidation rights with the Series B Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation price of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation price of the shares of the Series B Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by us. Neither a consolidation or merger of us with another corporation, nor a sale or transfer of all or part of our assets for cash, securities or other property will be considered to be our liquidation, dissolution or winding up.

     NO SINKING FUND. We are not required to provide for the retirement or redemption of the Series B Preferred Stock through the operation of a sinking fund.

     OTHER PROVISIONS. The shares of Series B Preferred Stock, when issued, will be duly and validly issued, fully paid and nonassessable. The holders of the shares of the Series B Preferred Stock have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into or carrying rights or options to purchase any such shares.

SERIES B COMMON STOCK PURCHASE WARRANTS

     THE FOLLOWING DISCUSSION IS SUBJECT TO THE TERMS AND CONDITIONS OF THE SERIES B WARRANTS, AND SUBSCRIBERS ARE REFERRED TO THE FORM OF SERIES B WARRANT FOR MORE DETAILED INFORMATION.

     EXERCISE PRICE. Each Series B Warrant will entitle the holder to purchase one share of Common Stock during the period commencing on the date of issuance and terminating five years thereafter, unless redeemed, at an exercise price of $1.375 per share of Common Stock, subject to adjustment to for stock splits and corporate reorganizations.

     REDEMPTION. The Series B Warrants are redeemable at any time commencing one year after the Closing at our option, on not less than 30 nor more than 60 days written notice to registered holders at a redemption price equal to $.05 plus, provided:

     - the public sale of the Warrant Shares are covered by an effective registration statement or are otherwise exempt from registration; and

     - during each of the immediately preceding 20 consecutive trading days ending within 10 days of the date of the notice of redemption, the closing bid price of our Common Stock is not less than $3.25 per share, as proportionately adjusted to reflect any stock splits, stock dividends, combination of shares, corporate reorganizations or like events.

SERIES C COMMON STOCK PURCHASE WARRANTS

     THE FOLLOWING DISCUSSION IS SUBJECT TO THE TERMS AND CONDITIONS OF THE SERIES C WARRANT, AND SUBSCRIBERS ARE REFERRED TO THE SERIES C WARRANT FOR MORE DETAILED INFORMATION.

     TERMS. Each Warrant will entitle the holder to purchase one share of Common Stock of Bitwise during the three year exercise period which commences on the date of issue and expires three years from such date.

     CLASSES/EXERCISE PRICE. The Warrants [HAVE BEEN] divided into three equal classes, Class I, Class II and Class III. Each Class shall have an initial exercise price of $1.50 (subject to adjustment to for stock splits and corporate reorganizations) which shall increase in $0.75 increments according to the following schedule:

             First increase -- 30 days after the effective date of a
             registration statement covering the underlying Warrant
             Shares (the "Effective Date");
Class
  I   --
             Second increase -- 7 months after the Effective Date;
             Third increase -- 13 months after the Effective Date;
             First increase -- 60 days after the Effective Date;
Class
  II  --
             Second increase -- 7 months after the Effective Date;
             Third increase -- 13 months after the Effective Date;
             First increase -- 90 days after the Effective Date;
Class
  III --
             Second increase -- 7 months after the Effective Date; and
             Third increase -- 13 months after the Effective Date.

                                 LEGAL MATTERS

     Certain legal matters relating to our common stock will be passed upon for us by the law firm of Goldstein & DiGioia, LLP, New York, New York. Members of the firm of Goldstein & DiGioia, LLP own warrants to purchase 125,000 Shares of our common stock registered in this prospectus.

                                    EXPERTS

     The consolidated financial statements and schedules included in this prospectus have been audited by PricewaterhouseCoopers, LLP, independent certified public accountants, to the extent and for the periods indicated in their reports, appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

               INDEMNIFICATION UNDER DELAWARE LAW AND OUR BY-LAWS

     Our By-Laws provide for indemnification of our officers and directors to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of us, providing such officer's or director's acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director.

     In accordance with Delaware law, our Certificate of Incorporation contains provisions eliminating the personal liability of directors, except for breach of a director's fiduciary duty of loyalty to the us or to our stockholders, acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, neither Bitwise nor our stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

     Except for the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, in the event that a claim for indemnification against liabilities is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter is settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by final adjudication of the issue.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Upon the effectiveness of our public offering on May 13, 1992, our Common Stock commenced trading in the over-the-counter market and was listed on the SmallCap Market of the Nasdaq Stock Market under the symbol "BTWS." On August 11, 1994, the Common Stock commenced trading on the Boston Stock Exchange under the symbol BTW. On June 25, 1996, we withdrew our listing on the Boston Stock Exchange. On April 24, 1996, our Common Stock commenced trading on the Pacific Stock Exchange [UNDER THE SYMBOL "BTWS."]

     The following is the range of high and low closing prices for our Common Stock on the Nasdaq SmallCap Market for the periods indicated below:

                                                              HIGH    LOW
                                                              ----    ---
Common Stock
FISCAL YEAR 1999
1st Quarter.................................................  1 1/2   7/8
2nd Quarter.................................................  1 7/8   23/32
3rd Quarter.................................................  1 5/8   7/8
4th Quarter.................................................  1 1/2   15/16
FISCAL YEAR 1998
1st Quarter.................................................  4       2 3/4
2nd Quarter.................................................  4 5/16  2 3/32
3rd Quarter.................................................  3 3/4   2 7/16
4th Quarter.................................................  2 7/8   1 9/16
FISCAL YEAR 1997
1st Quarter.................................................  5 13/16 3 1/4
2nd Quarter.................................................  6 1/4   4 1/4
3rd Quarter.................................................  6 1/2   3 1/8
4th Quarter.................................................  3 9/16  2 3/4

     The above quotations represent prices between dealers and do not include retail mark-ups, mark-downs, or commissions, and do not necessarily represent actual transactions.

     As of September 23, 1999, there were approximately 372 holders of record of our Common Stock. We believe there are more than 500 beneficial holders of our Common Stock.

DIVIDEND POLICY

     We have not paid any dividends upon our Common Stock since our inception. We do not expect to pay any dividends upon its Common Stock in the foreseeable future and plans to retain earnings, if any, to finance the development and expansion of its business. Further, our Certificate of Incorporation authorizes our Board of Directors to issue Preferred Stock with a preferential right to dividends. Holders of our Series B Preferred Stock are entitled to a preference on dividends, which are cumulative and payable semi-annually. See "Description of Securities -- Series B Preferred Stock."

                              PLAN OF DISTRIBUTION

     The Shares of common stock, including the Shares underlying the Series B, Series C and Private Warrants, the Shares issuable upon the conversion of the Series B Preferred Stock, and the Series B Warrants will be issued by Bitwise upon exercise or conversion by the holders of the warrants or preferred stock or the transferees of the holders. The shares of common stock will be offered and sold from time to time by the Selling Security Holders or their transferees in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

     The Securities registered hereby may be sold by one or more of the following methods, without limitation:

     - a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     - face-to-face transactions between sellers and purchasers without a broker-dealer.

     In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Security Holders in amounts to be negotiated immediately prior to the sale. These brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales.

     [NONE OF THE SELLING SECURITY HOLDERS LISTED IN THIS PROSPECTUS ARE BROKER-DEALERS. HOWEVER, AZURE CAPITAL, LLC AND RW CAPITAL, LLC ARE AFFILIATES OF A BROKER-DEALER REGISTERED WITH THE COMMISSION. BOTH ENTITIES, HOWEVER, PURCHASED THE SECURITIES WHICH THEY BENEFICIALLY OWN IN THE ORDINARY COURSE OF BUSINESS. AT THE TIME OF THE PURCHASE, THESE ENTITIES HAD NO AGREEMENTS OR OTHER UNDERSTANDINGS, DIRECTLY OR INDIRECTLY, WITH ANY PERSON TO DISTRIBUTE THE COMMON SHARES TO BE RECEIVED UPON CONVERSION OR EXERCISE OF THE SERIES B PREFERRED STOCK OR WARRANTS.]

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form SB-2 under the Securities Act of 1933, with respect to the common stock offered hereby. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules. For further information about us and our common stock, please refer to the registration statement and the exhibits and schedules filed. Statements contained in this prospectus as to the contents of any contract or document filed as an exhibit to the registration statement are qualified to such exhibit as filed.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. In addition to the registration statement, and the exhibits and schedules thereto, our reports, proxy statements and other information filed with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission. The address of that Website is: http://www.sec.gov.

                           FORWARD LOOKING STATEMENTS

     Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We desire to avail ourselves of certain "safe harbor" provisions of the 1995 Reform Act and are therefore including this special note to enable us to do so. Forward-looking statements included in this Prospectus orhereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to our stockholders and other publicly available statements issued or released by us involve known and unknown risks, uncertainties, and other factors which could cause our actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) achievements expressed or implied by those forward looking statements. These future results are based upon management's best estimates of current conditions and the most recent results of our operations. The statements appear in a number of places in this Prospectus and include statements regarding our intent, belief or current expectations, and those of our directors or officers with respect to: (i) future revenues,(ii) product development, (iii) the future of the wide format document system industry, and
(iv) other matters. Our actual results could differ materially from those anticipated in the forward looking statements as a result of certain factors, including those discussed throughout this Prospectus. These risks include, but are not limited to, risks associated with recent and accumulated losses, competition, conflicts of interest, limited operating history, dependence upon one product line, and other risks detailed in this Prospectus and our Securities and Exchange Commission filings, including our Annual Report on Form 10-KSB, Form 10-QSB as well as recently filed Reports on Form 8-K, if any, each of which could adversely affect our business and the accuracy of the forward looking statements contained herein.

                                    CONTENTS

                                                                 PAGE
                                                              ----------
REPORT OF INDEPENDENT ACCOUNTANTS...........................         F-2
CONSOLIDATED FINANCIAL STATEMENTS
  Balance sheets............................................         F-3
  Statements of operations..................................         F-4
  Statements of shareholders' equity........................         F-5
  Statements of cash flows..................................         F-6
  Notes to consolidated financial statements................  F-7 - F-21

                              [LETTERHEAD TO COME]

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
Bitwise Designs, Inc. and Subsidiaries

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Bitwise Designs, Inc. and its subsidiaries at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          [PRICEWATERHOUSECOOPERS, L.L.P.
                                          SIGNATURE]

August 23, 1999, except for Note 5 and Note 18, for which the date is October 4, 1999

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 JUNE 30, 1999 AND 1998 AND SEPTEMBER 30, 1999

                                                                JUNE 30,
                                                       ---------------------------   SEPTEMBER, 30
                                                           1999           1998           1999
                                                       ------------   ------------   -------------
                                                                                      (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents..........................  $    549,097   $  4,000,370   $    377,004
  Accounts receivable, net of allowance for doubtful
     accounts of $421,018 on June 30, 1999, $480,229
     on June 30, 1998 and $428,937 on September 30,
     1999............................................     5,141,178      4,609,807      4,081,680
  Due from related parties...........................        48,094         48,422         55,256
  Inventories........................................     3,824,387      3,210,868      3,589,469
  Income taxes receivable............................        12,130          3,291         13,246
  Prepaid expenses and other current assets..........       282,795        266,237        290,434
                                                       ------------   ------------   ------------
          Total current assets.......................     9,857,681     12,138,995      8,407,089
Property and equipment, net..........................     2,949,458        776,925      2,964,900
Other assets:
  Software development costs, net of accumulated
     amortization of $300,510 on June 30, 1999,
     $185,818 on June 30, 1998 and $330,510 on
     September 30, 1999..............................       129,993         88,391        180,755
  Excess of cost over net assets of companies
     acquired, net...................................     1,341,239      1,422,526      1,320,916
  Deferred financing costs...........................       165,989        244,109        146,459
  Other assets.......................................        40,624         37,508         39,779
                                                       ------------   ------------   ------------
          Total assets...............................  $ 14,484,984   $ 14,708,454   $ 13,059,898
                                                       ============   ============   ============

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Borrowings under lines of credit...................  $  1,274,779      1,673,275   $  1,212,452
  Current portion of long-term debt..................        23,781                       343,929
  Accounts payable...................................     3,852,032      2,294,192      2,950,776
  Accrued expenses and other current liabilities.....     1,075,374        822,429        373,513
                                                       ------------   ------------   ------------
          Total current liabilities..................     6,225,966      4,789,896      4,880,670
Long-term debt, net..................................     4,781,124      3,440,332      4,971,341
Deferred grant.......................................       142,189                       900,000
                                                       ------------   ------------   ------------
          Total liabilities..........................    11,149,279      8,230,228     10,752,011
                                                       ------------   ------------   ------------
Commitments
Shareholders' equity
  Preferred stock, Series A -- $.10 par value,
     5,000,000 shares authorized; 200 shares issued
     and outstanding ($1.00 liquidation value).......            20             20             20
  Common stock, $.001 par value; 20,000,000 shares
     authorized; 7,410,745 shares issued at June 30,
     1999 and 7,460,745 at September 30, 1999........         7,411          7,411          7,461
  Additional paid-in capital.........................    19,846,126     19,822,159     19,925,748
  Accumulated deficit................................   (16,441,133)   (13,274,645)   (17,548,623)
                                                       ------------   ------------   ------------
                                                          3,412,424      6,554,945      2,384,606
  Less cost 28,082 shares of common stock in
     treasury........................................       (76,719)       (76,719)       (76,719)
                                                       ------------   ------------   ------------
          Total shareholders' equity.................     3,335,705      6,478,226      2,307,887
                                                       ------------   ------------   ------------
          Total liabilities and shareholders'
            equity...................................  $ 14,484,984   $ 14,708,454   $ 13,059,898
                                                       ============   ============   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 1999 AND 1998 AND THE THREE MONTHS ENDED SEPTEMBER 30, 1999

                                                               JUNE 30,
                                                      --------------------------    SEPTEMBER 30,
                                                         1999           1998            1999
                                                      -----------    -----------    -------------
                                                                                     (UNAUDITED)
Net sales...........................................  $17,094,765    $33,755,625     $ 3,071,766
Cost of goods sold..................................   11,479,297     25,663,059       2,482,323
                                                      -----------    -----------     -----------
     Gross profit...................................    5,615,468      8,092,566         589,443
                                                      -----------    -----------     -----------
Selling, general and administrative expenses........    7,765,234     12,251,515       1,437,510
Product development expenses........................      248,801        230,652          64,547
                                                      -----------    -----------     -----------
     Total operating expenses.......................    8,014,035     12,482,167       1,502,057
                                                      -----------    -----------     -----------
     Loss from operations...........................   (2,398,567)    (4,389,601)       (912,614)
                                                      -----------    -----------     -----------
Other income (expense):
  Interest and other income.........................      107,208        163,126          (1,897)
  Loss on sale of subsidiary........................     (249,568)      (255,888)
  Interest expense..................................     (630,396)      (939,595)       (192,979)
                                                      -----------    -----------     -----------
                                                         (772,756)    (1,032,357)       (194,876)
                                                      -----------    -----------     -----------
     Loss before income taxes.......................   (3,171,323)    (5,421,958)     (1,107,490)
Income tax (benefit) expense........................       (4,835)        42,101              --
                                                      -----------    -----------     -----------
     Net loss.......................................  $(3,166,488)   $(5,464,059)    $(1,107,490)
                                                      ===========    ===========     ===========
     Per share amounts:
       Net loss per common share....................  $      (.43)   $      (.74)           (.15)
                                                      ===========    ===========     ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  YEARS ENDED JUNE 30, 1999 AND 1998 AND THREE MONTHS ENDED SEPTEMBER 30, 1999

                              PREFERRED STOCK           COMMON STOCK
                            --------------------   ----------------------                                               TOTAL
                            NUMBER OF   $.10 PAR   NUMBER OF    $.001 PAR     PAID-IN     ACCUMULATED    TREASURY   SHAREHOLDERS'
                             SHARES      VALUE       SHARES       VALUE       CAPITAL       DEFICIT       STOCK        EQUITY
                            ---------   --------   ----------   ---------   -----------   ------------   --------   -------------
Balance, July 1, 1997.....     200        $20       7,367,720    $7,368     $18,996,591   $ (7,810,586)  $   (423)   $11,192,970
Stock options exercised...                             35,333        35          82,255                                   82,290
Detachable warrants issued
  in connection with
  convertible note........                                                      650,411                                  650,411
Warrants issued for
  non-employee services...                                                       67,910                                   67,910
Acquisition of shares
  through note default
  (27,744 shares).........                                                                                (76,296)       (76,296)
Conversion of debt to
  common shares...........                              7,692         8          24,992                                   25,000
Net loss..................                                                                  (5,464,059)               (5,464,059)
                               ---        ---      ----------    ------     -----------   ------------   --------    -----------
Balance, June 30, 1998....     200        $20       7,410,745    $7,411     $19,822,159   $(13,274,645)  $(76,719)   $ 6,478,226
Warrants issued for
  non-employee services...                                                       23,967                                   23,967
Net loss..................                                                                  (3,166,488)               (3,166,488)
                               ---        ---      ----------    ------     -----------   ------------   --------    -----------
Balance, June 30, 1999....     200        $20       7,410,745    $7,411     $19,846,126   $(16,441,133)  $(76,719)   $ 3,335,705
Stock issued for
  non-employee services
  (unaudited).............                             50,000        50          35,992                                   36,042
Warrants issued for
  non-employee services
  (unaudited).............                                                       45,130                                   45,130
Deferred offering costs
  (unaudited).............                                                       (1,500)                                  (1,500)
Net loss (unaudited)......                                                                  (1,107,490)               (1,107,490)
                               ---        ---      ----------    ------     -----------   ------------   --------    -----------
Balance, September 30,
  1999 (unaudited)........     200        $20      $7,460,745    $7,461     $19,925,748   $(17,548,623)  $(76,719)   $ 2,307,887
                               ===        ===      ==========    ======     ===========   ============   ========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
  YEARS ENDED JUNE 30, 1999 AND 1998 AND THREE MONTHS ENDED SEPTEMBER 30, 1999

                                                               JUNE 30,
                                                      --------------------------    SEPTEMBER 30,
                                                         1999           1998            1999
                                                      -----------    -----------    -------------
                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net loss..........................................  $(3,166,488)   $(5,464,059)    $(1,107,490)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Depreciation and amortization..................      637,186        813,392         168,051
     Provision for doubtful accounts receivable.....      (60,694)       416,780          18,000
     Loss on sale of subsidiary.....................      249,568        255,888
     Non-cash compensation expense..................                      67,910
     Non-cash selling, general and administrative
       expenses.....................................                                      36,042
     Changes in operating assets and liabilities:
       Accounts receivable and due from related
          parties...................................     (470,349)      (741,608)      1,034,336
       Inventories..................................     (613,519)    (1,482,031)        234,918
       Prepaid expenses and other current assets....        7,409       (113,863)         33,730
       Accounts payable and accrued expenses........    1,561,217      1,301,813      (1,603,117)
       Income taxes receivable and other............       (8,839)         5,359            (717)
                                                      -----------    -----------     -----------
          Net cash used in operating activities.....   (1,864,509)    (4,940,419)     (1,186,247)
                                                      -----------    -----------     -----------
Cash flows from investing activities:
  Purchases of property and equipment...............   (2,402,661)      (250,162)        (78,730)
  Trademarks acquired...............................       (2,500)
  Patent costs......................................      (17,105)
  Software development costs........................     (156,293)       (77,392)        (78,945)
  Proceeds from sale of businesses..................                   3,600,000
  Other.............................................       13,609         (1,500)
                                                      -----------    -----------     -----------
          Net cash provided by (used in) investing
            activities..............................   (2,564,950)     3,270,946        (157,675)
                                                      -----------    -----------     -----------
Cash flows from financing activities:
  Increase (decrease) in borrowings under line of...     (398,496)      (873,836)        (62,327)
  Proceeds from borrowings on long-term debt........                   4,000,000         525,973
  Proceeds from borrowings on mortgage obligation...    1,234,493
  Principal payments on long-term debt..............                      (1,601)        (48,128)
  Receipt of deferred revenue from economic
     development grant..............................      142,189                        757,811
  Principal payments on capital lease obligations...                     (10,277)
  Stock options exercised...........................                      82,290
  Payment of deferred offering and financing
     costs..........................................                    (390,580)         (1,500)
                                                      -----------    -----------     -----------
          Net cash provided by financing
            activities..............................      978,186      2,805,996       1,171,829
                                                      -----------    -----------     -----------
Net increase (decrease) in cash and cash
  equivalents.......................................   (3,451,273)     1,136,523        (172,093)
Cash and cash equivalents, beginning of period......    4,000,370      2,863,847         549,097
                                                      -----------    -----------     -----------
Cash and cash equivalents, end of period............  $   549,097    $ 4,000,370     $   377,004
                                                      ===========    ===========     ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of business and business continuity:

     Bitwise Designs, Inc. (Bitwise) and its subsidiary DJS Marketing Group, Inc. (DJS), collectively referred to as the "Company," are engaged in the manufacture and distribution of document imaging systems, personal computers and related peripheral equipment, components and accessories as well as network integration and Internet services and products. Bitwise sells a line of document imaging systems which it markets nationally under the tradename "DocStar."

     In August 1994, Bitwise acquired Electrograph Systems, Inc. (Electrograph), a value-added distributor of microcomputer peripherals, components and accessories throughout the East Coast of the United States. In April 1997, Bitwise sold Electrograph, which was structured as an asset sale with all liabilities assumed by the purchaser. Simultaneously with its acquisition of Electrograph in 1994, Bitwise acquired System Solutions Technology, Inc. (SST), a value-added distributor of advanced technology industrial computers and computer peripherals. In June 1998 Bitwise sold SST in a stock sale.

     In March 1996, Bitwise acquired DJS Marketing Group, Inc. DJS distributes personal computer systems, workstations and peripheral equipment. In addition, DJS offers systems integration, network, internet and hardware repair services. Subsequent to the acquisition of DJS, Bitwise transferred its personal computer division to DJS.

     In June 1999, Bitwise established a majority owned subsidiary, Authentidate.com LLC (Authentidate), to engage in a new business line of providing end users with a service which will (a) accept and store e-mail from networks and personal computers throughout the world and from different operating systems via the internet, (b) allow for confirmation of acceptance of all e-mails sent to the system, (c) produce confirmation of receipt of e-mail, and (d) provide a technology that can verify the authenticity of digital images by employing a secure clock that will date stamp the images when received. To date, Authentidate's operations have been limited to developing the technology for its services and home page.

     During the fiscal year ended June 30, 1999 the Company incurred a net loss of $3,166,488, and cash used by operating activities totaled $1,864,509. The Company's available cash balance at June 30, 1999 totaled approximately $549,000. One of the Company's lines of credit has been terminated by its lender and the Company is currently paying off the outstanding balance (see Note 5). To date, the Company has been largely dependent on its ability to sell additional shares of its common stock or other financing to fund its operating deficits. Under its current operating plan to obtain a national acceptance of the DocStar product line and to introduce the new Authentidate technology, the Company's ability to improve operating cash flow is highly dependent on the market acceptance of its products and the Company's ability to reduce overhead costs. If the Company is unable to attain projected sales levels for DocStar and other products, or is unable to implement cost reduction strategies, it may be necessary to raise additional capital to fund operations and meet its obligations. There is no assurance that such funding will be available, if needed.

  Financial statements as of and for the three months ended September 30, 1999:

     The consolidated financial statements as of and for the three months ended September 30, 1999 (unaudited) are presented for purposes of additional analysis and have not been subjected to any auditing procedures by our independent accountants.

  Principles of consolidation:

     The consolidated financial statements include the accounts of Bitwise Designs, Inc. and its subsidiaries, which are wholly-owned. The accounts of the subsidiaries have been consolidated since the acquisition date. All material intercompany balances and transactions have been eliminated in consolidation.

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

  Cash equivalents:

     The Company considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents. At June 30, 1999 and 1998, cash equivalents were composed primarily of investments in commercial paper and overnight deposits.

  Inventories:

     Inventories are stated at the lower of average cost or market.

  Property and equipment:

     Property and equipment are stated at cost. Depreciation and amortization are determined using the straight-line method. Estimated useful lives of the assets range from three to seven years.

     Repairs and maintenance are charged to expense as incurred. Renewals and betterments are capitalized. When assets are sold, retired or otherwise disposed of, the applicable costs and accumulated depreciation or amortization are removed from the accounts and the resulting gain or loss, if any, is recognized.

  Deferred licensing costs:

     Costs incurred in connection with the licensing of the Company's products by the Federal Communications Commission are reported net of accumulated amortization and are amortized using the straight-line method over the products' estimated life of three years.

  Software development costs:

     Software development and modification costs incurred subsequent to establishing technological feasibility are capitalized and amortized based on anticipated revenue for the related product with an annual minimum equal to the straight-line amortization over the remaining economic life of the related products (generally three years). Software development costs capitalized during 1999 and 1998 amounted to $156,293 and $77,392, respectively. Amortization expense related to software development costs for the years ended June 30, 1999 and 1998 was $114,692 and $70,060, respectively.

  Excess of cost over net assets of companies acquired:

     Excess of cost over net assets of companies acquired (goodwill) is being amortized on a straight-line basis over 20 years.

     The Company periodically reviews goodwill to assess recoverability, and impairments would be recognized in operating results if a permanent diminution in value were to occur. The amortization charged against earnings in 1999 and 1998 was $81,287 and $234,380, respectively. Accumulated amortization at June 30, 1999 and 1998 was $282,002 and $200,715, respectively.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

  Revenue recognition and warranty provisions:

     Revenue from the sale of products is recognized when the products are shipped to customers unless such shipments are with right of return, in which case, revenue is recognized upon sale of the product. The Company provides a one year warranty on products it manufactures. On products distributed for other manufacturers, the original manufacturer warranties the product. Warranty expense was not significant to any of the years presented.

  New accounting pronouncements:

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133). SFAS 133 establishes a new model for accounting for derivatives and hedging activities. This statement is effective for fiscal years beginning June 30, 2000. The adoption of this standard is not expected to have a significant impact on the Company's consolidated financial statements.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 requires reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. This statement is effective for annual and interim financial statement beginning the fiscal year ending June 30, 1999, and requires reclassifications of prior periods. The Company had no other comprehensive income to report for the years ended June 30, 1999 and 1998.

  Advertising expenses:

     The Company recognizes advertising expenses as incurred. Advertising and promotion expense for 1999 and 1998, was approximately $331,000 and $1,175,000, respectively.

  Fourth quarter adjustments:

     The Company realized a consolidated net loss of $3,166,488, or $.43 per share, compared to a consolidated net loss of $5,464,059, or $.74 per share, for the years ended June 30, 1999 and 1998, respectively. Consolidated net sales totaled $17,094,765 and $33,755,625 for the years ended June 30, 1999 and 1998, respectively. During the fourth quarter of 1999, the Company recorded an adjustment increasing its net loss for sales made with the right of return by approximately $1,350,000 for which income will not be recognized until sale of the product by the customer. Additionally, a reserve of approximately $186,000 was recorded for claims arising from the sale of SST. During the fourth quarter 1998, the Company's operating results included the loss on the sale of SST ($256,000), an increase in the reserves for obsolete inventory ($588,000), and an increase in the allowance for bad debts ($170,000).

  Use of estimates:

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  Reclassifications:

     It is the Company's policy to reclassify, where appropriate, prior year financial statements to conform to the current year presentation.

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

2. LOSS PER SHARE

     The following is basic and diluted loss per share information:

                                                       1999           1998
                                                    -----------    -----------
Net loss applicable to common stockholders........  $(3,166,488)   $(5,464,059)
Weighted average shares...........................    7,410,745    $ 7,380,484
Basic and diluted loss per share..................         (.43)          (.74)

     The impact of options, warrants and convertible notes was antidilutive to the calculation of basic and dilutive loss per share, and were accordingly excluded from the calculation.

3. INVENTORIES

     Inventories at June 30, 1999 and 1998 consist of:

                                                         1999          1998
                                                      ----------    ----------
Purchased components and raw materials..............  $1,197,192    $2,860,591
Finished goods -- in stock..........................     559,508       350,277
                -- held by resellers................   2,067,687
                                                      ----------    ----------
                                                      $3,824,387    $3,210,868
                                                      ==========    ==========

4. PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 1999 and 1998 consists of the following:

                                                                               ESTIMATED
                                                                              USEFUL LIFE
                                                   1999           1998         IN YEARS
                                                -----------    -----------    -----------
Land..........................................  $   651,932    $                N/A
Building......................................    1,580,191                     40
Machinery and equipment.......................    1,433,904      1,253,958      3-6
Demonstration and rental computers............      179,752        200,747      5-6
Furniture and fixtures........................      247,273        237,515      5-7
Leasehold improvements........................       83,692         84,021       6
Vehicles......................................       15,090         15,089       5
                                                -----------    -----------
                                                  4,191,834      1,791,330
Less accumulated depreciation and
  amortization................................   (1,242,376)    (1,014,405)
                                                -----------    -----------
                                                $ 2,949,458    $   776,925
                                                ===========    ===========

     In June 1999, the Company completed construction of a new office/production facility in Schenectady, New York for approximately $2,300,000. The Company was awarded a grant totaling $1,000,000 from the Empire State Development Corporation (an agency of New York State) to be used towards the construction of the facility. The funding is being received in stages as costs are incurred and submitted for reimbursement. The grant stipulates that the Company is obligated to achieve certain annual employment levels at the new site between January 1, 2001 and January 1, 2005 or some or all of the grant will have to be repaid. As of June 30, 1999, $142,189 had been received and is recorded as deferred revenue. The remainder of the financing for the new facility, totaling approximately $1,400,000, is being provided by a local financial institution in the form of a mortgage loan (See Note 6).

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

     Depreciation and amortization expense on property and equipment for the years ended June 30, 1999 and 1998 was $230,127 and $321,041, respectively.

5. LINE OF CREDIT

     The Company's subsidiary DJS may utilize a line of credit in the amount of $625,000, of which approximately $256,000 was available at June 30, 1999. This facility is a wholesale inventory credit facility which is supported by a guaranty furnished by one of DJS's vendors and expressly limited for purchases from this vendor. The line is non-interest bearing and payment terms are net 40. The line is collateralized by all assets of DJS.

     In May 1999, the Company's other line of credit for $1,500,000 was terminated by its lender as a result of the Company not being in compliance with all of its financial covenants. At June 30, 1999, the balance outstanding was approximately $1,300,000. Subsequent to year-end, the Company entered into an agreement with the lender to extend repayment of the outstanding balance until September 30, 2000. The Company was required to make a partial payment to the lender of $600,000 by October 4, 1999 with the remainder to be paid off in weekly installments of $11,778 plus interest. Interest accrues at the prime rate plus 4%. The agreement has been guaranteed by the President of the Company and is collateralized by all of the Company's accounts receivable and inventory.

6. LONG-TERM DEBT

     Long-term debt at June 30, 1999 and 1998 consists of the following:

                                                                 1999          1998
                                                              ----------    ----------
Convertible notes payable with 400,000 detachable common
  stock purchase warrants. Interest accrues at 8%, payable
  semi-annually, in arrears. Each note is in the
  denomination of $5,000 and holders may convert at the rate of $3.25 per share until August 11, 2002 when the notes
  mature. The warrants may also be exercised at $3.25 per
  share of common stock until August 11, 2002. The warrants
  were valued at $650,411 upon issuance and were recorded as a discount to the face value of the debt and as a credit
  to paid in capital. The discount is being amortized to
  interest expense over the term of the note. During 1998,
  7,692 shares were issued upon conversion of a portion of
  the outstanding debt. As of August 11, 1999, the Company
  was in default of its obligations as a result of an
  overdue interest payment Subsequently, payment of the
  interest was extended, the Company paid the interest, and
  a waiver of the default has been obtained from the bank...  $3,975,000    $3,975,000
Mortgage payable with Central National Bank in the original
  amount of $1,400,000 (when fully advanced) with interest,
  adjusted every five years, equal to the five-year Treasury
  Bill rate plus 2.5%, not to be less than 8.25% (8.25% at
  June 30, 1999), payable in monthly installments through
  October 2018. The mortgage is collateralized by a first
  mortgage lien on the Company's headquarters...............   1,234,493            --
                                                              ----------    ----------
                                                               5,209,493     3,975,000
Less current portion........................................     (23,781)
Less unamortized discount...................................    (404,588)     (534,668)
                                                              ----------    ----------
  Long-term debt, net of current portion....................  $4,781,124    $3,440,332
                                                              ==========    ==========

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

     The aggregate principle maturities of long-term debt for each of the subsequent five years and thereafter, assuming the convertible notes are not converted into common stock by August 11, 2002 are as follows:

2000.....................................................  $   23,781
2001.....................................................      30,335
2002.....................................................      32,934
2003.....................................................   4,010,757
2004.....................................................      38,821
Thereafter...............................................   1,072,865
                                                           ----------
                                                           $5,209,493
                                                           ==========

7. INCOME TAXES

     Income tax expense (benefit) for the years ended June 30, 1999 and 1998 consists of currently payable state and local income taxes.

     At June 30, 1999, the Company has federal net operating loss carryforwards for tax purposes approximating $11,570,000. The years in which the net operating loss carryforwards expire are as follows: 2000 -- $124,000; 2001 -- $684,000; 2002 -- $48,000; 2003 -- $3,000; 2004 -- $6,000; 2008 -- $1,568,000;
2009 -- $867,000; 2011 -- $2,762,000; 2012 -- $686,000, 2013 -- $3,197,000 and
2019 -- $1,625,000.

     The following table reconciles the expected tax benefit at the federal statutory rate of 34% to the effective tax rate.

                                                       1999           1998
                                                    -----------    -----------
Computed expected tax benefit.....................  $(1,078,250)   $(1,843,466)
Increase in valuation allowance...................    1,198,438        867,815
Additional tax gain on sale of subsidiary.........                     393,666
Nondeductible goodwill amortization...............       27,638         79,689
Adjustment to prior years' taxes..................     (167,436)
Loss of NOL carryforward on sale of subsidiary....                     470,221
State income taxes, net of federal benefit........       (3,191)        42,101
Other nondeductible expenses......................       17,966         32,075
                                                    -----------    -----------
                                                    $    (4,835)   $    42,101
                                                    ===========    ===========

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities as of June 30, 1999 and 1998 are presented below:

                                                       1999           1998
                                                    -----------    -----------
Deferred income tax asset:
  Allowance for doubtful accounts.................  $   143,146    $   179,187
  Inventories, principally due to additional costs
     inventoried for tax purposes pursuant to the
     Tax Reform Act of 1986 and inventory
     reserves.....................................      176,026        264,368
  Other liabilities...............................      186,790        180,724
  Deferred revenue................................      639,904
  Net operating loss carryforward.................    3,970,517      3,350,234
                                                    -----------    -----------
          Total gross deferred tax assets.........    5,116,383      3,974,513
  Less valuation allowance........................   (5,095,274)    (3,896,836)
                                                    -----------    -----------
          Net deferred tax asset..................       21,109         77,677
Deferred income tax liability:
  Equipment, principally due to differences in
     depreciation methods.........................      (21,109)       (77,677)
                                                    -----------    -----------
          Net deferred income taxes...............  $       -0-    $       -0-
                                                    ===========    ===========

     The valuation allowance for deferred tax assets as of July 1, 1999 and 1998 was $5,095,274 and $3,896,836, respectively. The net change in the total valuation allowance for the years ended June 30, 1999 and 1998 was an increase of $1,198,438 and $867,815, respectively.

8. LEASE COMMITMENTS

     The Company is obligated under operating leases for certain equipment and facilities expiring at various dates through the year 2001.

     As of June 30, 1999, future minimum payments by year, and in the aggregate, noncancelable operating leases with initial terms of one year or more consist of the following:

FISCAL YEAR ENDING JUNE 30:
---------------------------
2000......................................................  $ 76,539
2001......................................................    76,503
                                                            --------
                                                            $153,042
                                                            ========

     Rental expense was approximately $216,000 and $309,000 for the years ended June 30, 1999 and 1998, respectively.

9. PREFERRED STOCK

     The Board of Directors is authorized to issue shares of preferred stock, $.10 par value per share, from time to time in one or more series. The Board may issue a series of preferred stock having the right to vote on any matter submitted to shareholders including, without limitation, the right to vote by itself as a series, or as a class together with any other or all series of preferred stock. The Board of Directors may determine that the holders of preferred stock voting as a class will have the right to elect one or more additional members of the Board of Directors, or the majority of the members of the Board of Directors. The Board of Directors has designated a series of preferred stock which has the right to elect a majority of the Board of Directors. The

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES
holders of preferred stock which have the right to elect a majority of the Board of Directors are therefore able to control the Company's policies and affairs.

     The Board of Directors may also grant to holders of any series of preferred stock, preferential rights to dividends and amounts payable in liquidation. Furthermore, the Board of Directors may determine whether the shares of any series of preferred stock may be convertible into common stock or any other series of preferred stock of the Company at a specified conversion price or rate, and upon other terms and conditions as determined by the Board of Directors.

     The Board of Directors has designated 200 shares of preferred stock as Series A Preferred stock, of which 100 shares have been issued to each of the chairman/chief executive officer and senior vice president of the Company. The holders of the Series A Preferred Stock have the right to elect a majority of the Board of Directors as long as each holder remains, subject to certain conditions, an officer, director and at least 5% shareholder of the Company. During such time as the Series A Preferred Stock is outstanding, the holders have the right to elect a majority of the Board of Directors. To date, the holders of the Series A Preferred Stock have not exercised such right. The Series A Preferred Stock is entitled to vote as a group. The holders of the Series A Preferred Stock have a preference on liquidation of $1.00 per share and no dividend or conversion rights.

10. STOCK OPTION PLANS AND STOCK WARRANTS

  A) 1992 Employees Stock Option Plan:

     In May 1992, the shareholders approved the 1992 Employees Stock Option Plan (the "1992 Plan"). The Plan provided for the grant of options to purchase 600,000 shares of the Company's common stock. In January 1995, the shareholders approved an amendment to the Plan to increase the number of shares of common stock available under the Plan to 3,000,000 shares. Under the terms of the 1992 Plan, options granted thereunder may be designated as options which qualify for incentive stock option treatment ("ISO") under Section 422A of the Internal Revenue Code, or options which do not so qualify ("non-ISOs"). In 1997, the Company filed a registration statement with the SEC to register the shares issued under the 1992 Plan.

     The 1992 Plan is administered by a Compensation Committee designated by the Board of Directors. The Board or the Committee, as the case may be, has the discretion to determine eligible employees and the times and the prices at which options will be granted, whether such options shall be ISOs or non-ISOs, the period during which each option will be exercisable and the number of shares subject to each option. Options generally begin to vest one year after the date of grant. Vesting occurs one-third per year over three years. The Board or the Committee has full authority to interpret the 1992 Plan and to establish and amend rules and regulations relating thereto. Under the 1992 Plan, the exercise price of an option designated as an ISO may not be less than the fair market value of the Company's common stock on the date the option is granted. However, in the event an option designated as an ISO is granted to a ten percent shareholder, the exercise price shall be at least 110% of such fair market value. The aggregate fair market value on the grant date of shares subject to options which are designated as ISOs which become exercisable in any calendar year, shall not exceed $100,000 per optionee.

     The Board or the Committee may in its sole discretion grant bonuses or authorize loans to or guarantee loans obtained by an optionee to enable such optionee to pay any taxes that may arise in connection with the exercise or cancellation of an option.

     Unless sooner terminated, the 1992 Plan will expire in the year 2002.

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

                                                                     WEIGHTED
                                                     NUMBER OF    AVERAGE OPTION
                                                      SHARES      PRICE PER SHARE
                                                     ---------    ---------------
Outstanding at July 1, 1997........................  1,939,370         $3.53
Options granted equal to market price..............    973,833          2.93
Options exercised..................................    (35,333)         2.33
Options canceled or surrendered....................   (539,000)         4.79
                                                     ---------
Outstanding at June 30, 1998.......................  2,338,870          2.99
Options granted equal to market....................     50,500          1.39
Options canceled or surrendered....................   (404,500)         3.48
                                                     ---------
Outstanding at June 30, 1999.......................  1,984,870          2.85
                                                     =========

     The following is a summary of the status of employee stock options at June 30, 1999:

                                         OUTSTANDING OPTIONS            EXERCISABLE OPTIONS
                                  ----------------------------------    -------------------
                                               AVERAGE      WEIGHTED               WEIGHTED
                                              REMAINING     AVERAGE                AVERAGE
                                             CONTRACTUAL    EXERCISE               EXERCISE
EXERCISE PRICE RANGE              NUMBER        LIFE         PRICE      NUMBER      PRICE
--------------------              -------    -----------    --------    -------    --------
$ .34 - 2.00....................  961,870        1.3         $1.54      888,037     $1.54
 2.01 - 4.00....................  675,500        3.1          3.04      561,333      3.09
 4.01 - 8.00....................  347,500        1.6          6.10      343,333      6.11

     As of June 30, 1999 and 1998, 1,792,703 shares and 1,587,703 shares, respectively, were exercisable under the 1992 Employees Stock Option Plan.

  B) Non-Executive Director Stock Option Plan:

     In April 1992, the Board of Directors adopted the Non-Executive Director Stock Option Plan (the "Director Plan") which was approved by the Company's stockholders in May 1992. With the approval of the shareholders, the Director Plan was amended in December 1997. Options are granted under the Director Plan until April 2002 to (i) non-executive directors as defined and (ii) members of any advisory board established by the Company who are not full-time employees of the Company or any of its subsidiaries. The Director Plan provides that each non-executive director will automatically be granted an option to purchase 20,000 shares upon joining the Board of Directors and 10,000 on each September 1 thereafter, provided such person has served as a director for the 12 months immediately prior to such September 1st. Each eligible director of an advisory board will receive, upon joining the advisory board, and on each September 1st thereafter, an option to purchase 5,000 shares of the Company's common stock, providing such person has served as a director of the advisory board for the previous 12-month period.

     The exercise price for options granted under the Director Plan is 100% of the fair market value of the common stock on the date of grant. The "fair market value" is the closing NASDAQ bid price, or if the Company's common stock is not quoted by NASDAQ, as reported by the National Quotation Bureau, Inc., or a market maker of the Company's common stock, or if the common stock is not quoted by any of the above by the Board of Directors acting in good faith. Until otherwise provided in the Stock Option Plan, the exercise price of options granted under the Director Plan must be paid at the time of exercise, either in cash, by delivery of shares of common stock of the Company or by a combination of each. The term of each option commences on the date it is granted and unless terminated sooner, as provided in the Director Plan, expires five years from the date of grant. The Director Plan is administered by a committee of the board of directors composed of not fewer than three persons who are officers of the Company (the "Committee"). The Committee has no discretion to determine which non-executive director or advisory board member will

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES
receive options or the number of shares subject to the option, the term of the option or the exercisability of the option. However, the Committee will make all determinations of the interpretation of the Director Plan. Options granted under the Director Plan are not qualified for incentive stock option treatment.

     A schedule of director stock option activity is as follows:

                                                                     WEIGHTED
                                                     NUMBER OF    AVERAGE OPTION
                                                      SHARES      PRICE PER SHARE
                                                     ---------    ---------------
Outstanding July 1, 1997...........................   200,000          $3.59
Options granted equal to market price..............    70,000           2.94
Options cancelled or surrendered...................  (130,000)          4.17
                                                     --------
Outstanding June 30, 1998..........................   140,000           3.67
Options granted equal to market price..............    50,000           1.00
Options cancelled or surrendered...................   (60,000)          3.70
                                                     --------
Outstanding June 30, 1999..........................   130,000           2.54
                                                     ========

     The options range in price from $1.00 to $5.13 per share and have a weighted average remaining contractual life of 2.6 years.

  C) Common Stock Warrants:

     A schedule of common stock warrant activity is as follows:

                                                                    WEIGHTED
                                                    NUMBER OF    AVERAGE WARRANT
                                                     SHARES      PRICE PER SHARE
                                                    ---------    ---------------
Outstanding July 1, 1997..........................  2,326,995         $4.23
Warrants granted equal to market price............     40,000          3.44
Warrants granted less than market price...........    400,000          3.25
                                                    ---------
Outstanding June 30, 1998.........................  2,766,995          4.07
Warrants granted equal to market price............    232,000          3.02
Warrants cancelled or surrendered.................   (100,000)         7.50
                                                    ---------
Outstanding June 30, 1999.........................  2,898,995
                                                    =========

     In August 1997, the Company issued 400,000 detachable common stock purchase warrants in connection with $4.0 million of convertible debt. Other warrants issued during the years ended June 30, 1999 and 1998 were to various firms providing services to the Company.

     The following is a summary of the status of common stock warrants at June 30, 1999:

                                     OUTSTANDING WARRANTS               EXERCISABLE WARRANTS
                           -----------------------------------------    ---------------------
                                            WEIGHTED        WEIGHTED                 WEIGHTED
                                            AVERAGE         AVERAGE                  AVERAGE
                                           REMAINING        EXERCISE                 EXERCISE
EXERCISE PRICE RANGE        NUMBER      CONTRACTUAL LIFE     PRICE       NUMBER       PRICE
--------------------       ---------    ----------------    --------    ---------    --------
$1.50 - 4.00.............  1,151,284          2.7            $2.87      1,151,284     $2.87
 4.01 - 8.00.............  1,747,711          1.5             4.53      1,747,711      4.53

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

  D) Options and warrants valuation:

     The per share weighted average fair value for all common stock options granted to employees during fiscal 1999 and 1998 was $2.79 and $1.15, respectively. These amounts were determined using the Black Scholes option-pricing model which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option or warrant. The dividend yield was zero in 1999 and 1998. The expected volatility was based on the stock prices for the period beginning in May 1992 when the Company completed its first public offering. The expected volatility was 75.0% and 68.7% for 1999 and 1998, respectively. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk free rate ranges from 4.3% to 5.4% in 1999 and 5.5% to 6.3% in 1998, respectively. The expected life of the option was estimated based on the exercise history from previous grants and is estimated to be five years.

     The Company applies APB No. 25 in accounting for its stock option and stock warrant plans and, accordingly, no compensation cost has been recognized in the Company's financial statements for stock options under any of the stock plans. However, compensation cost has been recognized for warrants granted. If under SFAS No. 123, the Company determined compensation cost based on the fair value at the grant date for its stock options and warrants, net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                     JUNE 30,       JUNE 30,
                                                       1999           1998
                                                    -----------    -----------
Net loss
  As reported.....................................  $(3,166,488)   $(5,464,059)
  Pro forma.......................................   (2,960,231)    (6,160,155)
Basic and diluted loss per share
  As reported.....................................  $      (.43)   $      (.74)
  Pro forma.......................................         (.40)          (.83)

     Under SFAS No. 123, stock options and warrants granted prior to fiscal 1996 are not required to be included as compensation in determining pro forma net earnings. To determine pro forma net earnings, reported net earnings have been adjusted for compensation costs calculated for vested stock options granted during fiscal 1999 and 1998.

     The effects of applying SFAS 123 on providing pro-forma disclosures are not necessarily likely to be representative of the effects on reported net income for future years.

11. COMMITMENTS -- EMPLOYMENT AGREEMENTS

     Effective July 1, 1995, the Company entered into a new employment agreement with its chief executive officer for a five-year term ending June 30, 2000. The employment agreement provides for (i) annual compensation of $100,000 for the first year of the agreement, increasing by 10% each year thereafter; (ii) a bonus of 3% of the Company's pre-tax income, with such additional bonuses as may be awarded at the discretion of the Board of Directors; (iii) the award of non-qualified stock options to purchase 600,000 shares of the Company's common stock at an exercise price of $1.5625 per share of which increments of 100,000 shares vested on June 30, 1995, and the remainder vests in increments of 125,000 shares on each of June 30, 1996, 1997, 1998 and 1999; (iv) certain insurance and severance benefits and (v) an automobile and expenses.

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

12. CASH FLOWS -- SUPPLEMENTAL INFORMATION

  Cash flows:

     The Company paid interest in the amounts of $451,387 and $639,446 for the years ended June 30, 1999 and 1998, respectively. Income taxes paid aggregated $4,304 and $27,254 during the years ended June 30, 1999 and 1998, respectively.

  Noncash investing and financing activities:

     During the year ended June 30, 1998, the Company received common shares of the Company's stock with a market value of $76,296 in satisfaction of a note receivable with the former shareholders of DJS Marketing Group, Inc. of $145,657.

     In March 1998, the Company issued 7,692 common shares of the Company's stock pursuant to the conversion of $25,000 of convertible debt into common stock.

13. RELATED PARTIES

     At June 30, 1999 and 1998, "Due from related parties" included non-interest bearing advances of $48,094 and $48,422, respectively, from employees and officers of the Company.

14. EMPLOYEE BENEFIT PLAN

     Effective July 1, 1993, the Company implemented a qualified defined contribution 401(k) profit sharing plan for all eligible employees. The Company can make contributions in percentages of compensation, or amounts as determined by the Company. The Company did not contribute to the plan during the years ended June 30, 1999 and 1998.

15. SALE OF BUSINESS

     In June 1998, the Company sold SST in a stock sale. The Company received approximately $3.6 million in cash and approximately $400,000 in accounts receivable and inventory. In 1999, the Company received certain claims from the buyer of SST for indemnification under the agreements governing its sale. A settlement was negotiated and the Company agreed to pay the buyer $341,000 to be paid monthly over fifteen months accruing interest at 6%. An additional reserve of approximately $250,000 was recorded in 1999 related to these claims. The Company realized a loss of approximately $505,000 on the sale.

16. FINANCIAL INSTRUMENTS

  Concentrations of credit risk:

     Financial instruments which subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade accounts receivable. To reduce credit risk, the Company places its temporary cash investments with high credit quality financial institutions. The Company's credit customers are not concentrated in any specific industry or business. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

  Fair value:

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

     Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES
accrued expenses and other current liabilities approximates fair value because of the short maturity of these instruments.

     Lines of credit and long-term debt. The interest rates on the Company's lines of credit are reset according to changes in the current market. The remaining balance of long-term debt approximates fair value based on its discounted face amount. Consequently, the carrying value of the borrowings under lines of credit and long-term debt approximates fair value.

17. SEGMENT REPORTING

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 is effective for fiscal years beginning after December 15, 1997. SFAS 131 establishes standards for reporting financial and descriptive information about an enterprise's operating segments in its annual financial statements and selected segment information in interim financial reports.

     The Company has two reportable segments: Bitwise, a document imaging company and DJS Marketing Group, Inc. (DJS), a computer systems integrator. Bitwise produces a product called DocStar which is a document storage and retrieval business and DJS markets computer services including network services, internet services and software installation and integration. In addition, DJS sells a complete line of personal computers and peripheral equipment.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

     The Company's reportable segments are separate companies which are managed separately. In prior years the Company owned two other subsidiary companies, Electrograph Systems, Inc. which was sold in April 1997 and Systems Solutions Technology, Inc. which was sold in June 1998. Both companies marketed personal computers and peripheral equipment. Those companies are included in the "All Other" column for fiscal years ending June 30, 1998 and 1997, respectively.

                                          BITWISE          DJS         ALL OTHER       TOTALS
                                        -----------    -----------    -----------    -----------
SEGMENT INFORMATION:
June 30, 1999
Revenues from external customers......  $ 7,674,451    $ 9,420,314                   $17,094,765
Intersegment revenues.................                     116,680                       116,680
Interest and other revenue............      107,208                                      107,208
Interest expense......................      595,345         35,051                       630,396
Depreciation and amortization.........      586,591         50,595                       637,186
Segment profit/(loss).................   (3,331,296)       392,854                    (2,938,442)
Segment assets........................   11,831,310      2,667,161                    14,498,471

June 30, 1998
Revenues from external customers......  $ 9,002,203    $11,159,759    $13,593,663    $33,755,625
Intersegment revenues.................                      59,738        321,366        381,104
Interest and other revenue............      156,241            400          6,485        163,126
Interest expense......................      511,414        225,983        202,198        939,595
Depreciation and amortization.........      686,804         59,642         66,946        813,392
Segment profit/(loss).................   (4,196,227)      (594,609)      (128,593)    (4,919,429)

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES

                                          BITWISE          DJS         ALL OTHER       TOTALS
                                        -----------    -----------    -----------    -----------
Other significant non cash items:
  Receipt of common shares with a
     market value of $76,296 in
     satisfaction of a note
     receivable.......................      145,657                                      145,657
Segment assets........................   12,463,515      2,274,346                    14,737,861

                                                              JUNE 30, 1999    JUNE 30, 1998
                                                              -------------    -------------
RECONCILIATIONS:
Revenues:
Total revenues for reportable segments......................   $17,211,445      $34,136,729
Elimination of intersegment revenues........................      (116,680)        (381,104)
                                                               -----------      -----------
Total consolidated revenues.................................   $17,094,265      $33,755,625
                                                               ===========      ===========
Profit or (Loss):
Total profit or loss for reportable segments................   $(2,688,874)     $(4,919,429)
Product development expenses................................      (248,801)        (230,652)
Loss on sale of subsidiary..................................      (249,568)        (255,888)
Elimination of intersegment profits.........................        15,920          (15,989)
                                                               -----------      -----------
Loss before income taxes....................................   $(3,171,323)     $(5,421,958)
                                                               ===========      ===========
Assets:
Total assets for reportable segments........................   $14,498,471      $14,737,861
Elimination of intersegment profit..........................       (13,487)         (29,407)
                                                               -----------      -----------
Consolidated total assets...................................   $14,484,984      $14,708,454
                                                               ===========      ===========

18. SUBSEQUENT EVENTS

     On October 4, 1999, the Company closed three concurrent private offerings. In the first offering, the Company sold 740,000 units at an aggregate offering price of $740,000, each unit consisting of two shares of common stock and two Series B common stock purchase warrants (the "Series B Warrants"). The Series B Warrants entitle the holder to purchase one share of common stock at an exercise price of $1.375 per share during the offering period commencing on the date of issuance and terminating five years thereafter. The Series B warrants are redeemable at any time commencing one year after issuance at the option of the Company with not less than 30 nor more than 60 days written notice to the registered holders at a redemption price of $.05 per warrant provided; (i) The public sale of the shares of common stock issuable upon exercise of the Series B warrants are covered by a tentative registration statement; and (ii) During each of the immediately preceding 20 consecutive trading days ending within 10 days of the date of the notice of redemption, the closing bid price of the Company's common stock is at least $3.25 per share.

     In the second offering, the Company sold 50,000 shares of a newly created class of Series B convertible cumulative preferred stock (the "Series B Preferred Stock"). The Series B preferred stock was sold at $25.00 per share for an aggregate offering price of $1,250,000. Dividends on the Series B Preferred Stock are payable at the rate of 10% per annum, semi-annually in cash. Each share of Series B Preferred Stock is convertible into shares of the Company's common stock or is converted into such number of shares of the common stock as shall equal $25.00 divided by the conversion price of $1.875 per share subject to adjustment under certain circumstances. Commencing three years after the closing, the conversion price shall be the lower of $1.875 per share or the average of the closing bid and asked price of the Company's common stock for the 10 consecutive trading days immediately ending one trading day prior to the notice of the date of conversion;

                     BITWISE DESIGNS, INC. AND SUBSIDIARIES
provided, however, that the holders are not entitled to convert more than 20% of the Series B preferred shares held by such holder on the third anniversary of the date of issuance per month. The Series B Preferred Stock is redeemable at any time commencing one year after issuance or not less than 30 nor more than 60 days written notice at a redemption price of $25 per share plus accrued and unpaid dividends provided; (i) the public sale of the shares of common stock issuable upon conversion of the Series B preferred Stock (the "Conversion Shares") are covered by an effective registration statement or are otherwise exempt from registration; and (ii) during the immediately preceding 20 consecutive trading days ending within 10 days of the date of the notice of redemption, the closing bid price of the Company's Common Stock is not less than $3.75 per share.

     Commencing 34 months after the Closing, the Series B Preferred Stock is redeemable at the option of the Company without regard to the closing price of the Company's Common Stock.

     The Company also created a new subsidiary, Authentidate.Com, LLC through which it will market its new Internet service which allows for the verification of the authenticity of digital images. In connection with the above offerings, the purchasers were granted the right to purchase 20% of Authentidate.Com, LLC for $100,000. In addition, the Purchasers were issued an aggregate of 999,999 Series C common stock purchase warrants (the "Series C Warrants"). The Series C Warrants are redeemable at any time commencing six months after issuance, on not less than 30 nor more than 60 days written notice to registered holders at a redemption price equal to $.05 per Warrant, provided (i) the public sale of the shares of common stock issuable upon exercise of the Series C Warrants (the "Warrant Shares") are covered by an effective registration statement or are otherwise exempt from registration; and (ii) during each of the immediately preceding 20 consecutive trading days ending within 10 days of the date of the notice of redemption, the closing bid price of the Company's common stock is not less than 120% of the current exercise price of the Series C Warrants.

     The Series C Warrants were also divided into three classes (333,333 warrants per class) to provide for varying exercise prices. The exercise price of the Series C Warrants is as follows:

     Class I -- $1.50 per share of Common Stock, increasing (i) $.75 per share thirty days after the effective date of the registration statement covering the underlying shares (the "Registration Statement"); (ii) an additional $.75 per share seven months after the effective date of the Registration Statement; and
(iii) an additional $.75 per share 13 months after the effective date of the Registration Statement, subject to adjustment for stock splits and corporate reorganizations.

     Class II -- $1.50 per share of Common Stock, increasing (i) $.75 per share sixty days after the effective date of the Registration Statement; (ii) an additional $.75 per share seven months after the effective date of the Registration Statement; and (iii) an additional $.75 per share 13 months after the effective date of the Registration Statement, subject to adjustment for stock splits and corporate reorganizations.

     Class III -- $1.50 per share of Common Stock, increasing (i) $.75 per share ninety days after the effective date of the Registration Statement; (ii) an additional $.75 per share seven months after the effective date of the Registration Statement; and (iii) an additional $.75 per share 13 months after the effective date of the Registration Statement, subject to adjustment for stock splits and corporate reorganizations.

     The Company received gross proceeds of approximately $2,000,000. The Company has utilized the proceeds of the three offerings as follows: approximately $600,000 has been utilized to repay a portion of the Company's line of credit; approximately $400,000 will be utilized to develop the Authentidate.com business; approximately $160,000 was utilized to make a past due interest payment on the Company's outstanding 8% convertible notes, and the remainder has been reserved for working capital. The Company included offering expenses of approximately $60,000.

                               [5,886,416] SHARES

                             BITWISE DESIGNS, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                              FEBRUARY 14, [2000]